Exhibit 99.1

RISK FACTORS

References herein to “this proxy statement/prospectus” are to the proxy statement/prospectus contained in the registration statement on Form S-4 initially filed with the Securities and Exchange Commission by Summit Midstream Corporation (“New Summit”) on May 31, 2024.

Realization of any of the risks described below could have a material adverse effect on Summit Midstream Partners, LP’s (the “Partnership”) or, following the consummation of the transaction contemplated by the Agreement and Plan of Merger, dated as of May 31, 2024 (the “Merger Agreement”), by and among New Summit, Summit SMC NewCo, LLC (“Merger Sub”), the Partnership and Summit Midstream GP, LLC (the “General Partner”) (the “Corporate Reorganization”), pursuant to which Merger Sub will be merged with and into the Partnership (the “Merger”), New Summit’s business, financial condition, cash flows and results of operations and could result in a decline in the price of common stock, par value $0.01 per share, of New Summit (“Common Stock”) or Series A Floating Rate Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share (“Series A Preferred Stock”), of New Summit and for the trading prices of common units representing limited partner interests in the Partnership (“Common Units”) or the 9.50% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units representing limited partner interests in the Partnership (“Series A Preferred Units”).

Unless the context provides otherwise, when used in this “Risk Factors,” references to “we,” “us” and “our” or like terms refer to (i) the Partnership, prior to the consummation of the Corporate Reorganization, and (ii) New Summit, after giving effect to the consummation of the Corporate Reorganization.

Risks Related to the Corporate Reorganization

The Corporate Reorganization is subject to conditions, including some conditions that may not be satisfied on a timely basis, if at all. Failure to complete the Corporate Reorganization, or significant delays in completing the Corporate Reorganization, could negatively affect the Partnership’s business and financial results and the price of the Common Units or Series A Preferred Units or, following the consummation of the Corporate Reorganization, future business and financial results and the price of the Common Stock or the Series A Preferred Stock.

The consummation of the Corporate Reorganization is subject to a number of conditions. The consummation of the Corporate Reorganization is not assured and is subject to risks, including the risk that the approval of the Merger by the holders of Common Units is not obtained. Further, the Corporate Reorganization may not be consummated even if such unitholder approval is obtained. The Merger Agreement contains conditions, some of which are beyond the parties’ control, that, if not satisfied or waived, may prevent, delay or otherwise result in the Merger and the Corporate Reorganization not being consummated.

If the Corporate Reorganization is not completed, or if there are significant delays in completing the Corporate Reorganization, the Partnership’s future business and financial results and the trading price of the Common Units or Series A Preferred Units could be negatively affected or, following the consummation of the Corporate Reorganization, New Summit’s future business and financial results and the price of the Common Stock or Series A Preferred Stock could be negatively affected, and the parties will be subject to several risks, including the following:

●	there may be negative reactions from the financial markets due to the fact that the current price of the Common Units may reflect a market assumption that the Corporate Reorganization will be completed; and

●	the attention of management will have been diverted to the Corporate Reorganization rather than the Partnership’s own operations and pursuit of other opportunities that could have been beneficial to the Partnership’s business.

We may enter into a range of strategic alternatives with potential counterparties that may be conditioned upon the consummation of the Corporate Reorganization.

We regularly evaluate a range of strategic alternatives and engage in discussions with unaffiliated third-parties. Those discussions have included and continue to include significant strategic transactions (a “Potential Transaction”) in which the potential counterparty would acquire control of the Partnership or, after the Corporate Reorganization, New Summit. The Corporate Reorganization is not contingent upon the entry into or consummation of a Potential Transaction and the board of directors of the General Partner (the “GP Board”) expects to proceed with the Corporate Reorganization regardless of the status of any Potential Transaction. However, we expect that any Potential Transaction would be contingent upon the consummation of the Corporate Reorganization. If the Corporate Reorganization is not consummated or the consummation of the Corporate Reorganization is delayed, our pursuit of strategic alternatives may be delayed or abandoned and we may not realize the anticipated benefits of any such strategic alternative.

There can be no assurance that these discussions will result in the consummation of a Potential Transaction. If the GP Board decides to proceed with a Potential Transaction, or any other strategic alternative, it may not be at a valuation that our investors view as attractive relative to the value of our standalone business. Depending on the structure of any such Potential Transaction, or any other strategic alternative, New Summit may be required to seek the approval of the transaction from the stockholders of New Summit. In addition, the closing of any such transaction would be dependent upon a number of factors that may be beyond our control, including, among other factors, market condition and regulatory factors.

If the Corporate Reorganization is approved by the holders of Common Units, the date that the holders of Common Units and the holders of Series A Preferred Units will receive the Merger Consideration is uncertain.

As described in this proxy statement/prospectus, completing the proposed Corporate Reorganization is subject to several conditions, not all of which are controllable by the Partnership or New Summit. Accordingly, if the proposed Corporate Reorganization is approved by the holders of Common Units, the date that the holders of Common Units and the holders of Series A Preferred Units will receive Merger Consideration (as defined in the Merger Agreement) depends on the completion date of the Corporate Reorganization, which is uncertain.

The Partnership will incur substantial transaction-related costs in connection with the Corporate Reorganization.

The Partnership expects to incur substantial expenses in connection with completing the Corporate Reorganization, including fees paid to legal, financial, accounting and other advisors, filing fees and printing costs. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time.

Certain executive officers and directors of the General Partner have interests in the Corporate Reorganization that are different from, or in addition to, the interests they may have as unitholders, which could have influenced their decision to support or approve the Corporate Reorganization.

Certain executive officers and directors of the General Partner are parties to agreements or participants in other arrangements that give them interests in the Corporate Reorganization that may be different from, or be in addition to, your interests as a unitholder.

The unaudited pro forma financial information included in this proxy statement/prospectus is presented for illustrative purposes only and may not be an indication of New Summit’s financial condition or results of operations following the Utica Divestiture, the Mountaineer Divestiture and the Corporate Reorganization.

The unaudited pro forma financial information contained in this proxy statement/prospectus is presented for illustrative purposes only, is based on various adjustments, assumptions and preliminary estimates and may not be an indication of the financial condition or results of operations of New Summit following the Partnership’s disposition of Summit Utica, LLC to a subsidiary of MPLX LP on March 22, 2024 for a cash price of $625.0 million, subject to customary post-closing adjustments (the “Utica Divestiture”), the Partnership’s sale of its Mountaineer Midstream Company, LLC system to Antero Midstream LLC on May 1, 2024 for a cash sale price of $70.0 million, subject to customary post-closing adjustments (the “Mountaineer Divestiture”), and the Corporate Reorganization for several reasons. The actual financial condition and results of operations of New Summit following the Utica Divestiture, the Mountaineer Divestiture and the Corporate Reorganization may not be consistent with, or evident from, this pro forma financial information. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the financial condition or results of operations of New Summit following the Utica Divestiture, the Mountaineer Divestiture and the Corporate Reorganization. Any potential decline in the financial condition or results of operations of New Summit following the Utica Divestiture, the Mountaineer Divestiture and the Corporate Reorganization may cause significant variations in the price of Common Stock or Series A Preferred Stock after consummation of the Corporate Reorganization.

The shares to be received by the holders of Common Units and the holders of Series A Preferred Units as a result of the Corporate Reorganization have different rights than the Common Units and the Series A Preferred Units.

Following consummation of the Corporate Reorganization, holders of Common Units and holders of Series A Preferred Units will no longer hold Common Units or Series A Preferred Units but will instead hold Common Stock and Series A Preferred Stock, respectively. There are important differences between the rights of holders of Common Units and holders of Series A Preferred Units and the rights of holders of Common Stock and holders of Series A Preferred Stock, respectively. Ownership interests in a limited partnership are fundamentally different from ownership interests in a corporation. The holders of Common Units and the holders of Series A Preferred Units will own Common Stock and Series A Preferred Stock, respectively, following the completion of the Corporate Reorganization, and their rights associated with the Common Stock and Series A Preferred Stock, as applicable, will be governed by New Summit’s organizational documents and the DGCL, which differ in a number of respects from the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of May 28, 2020 and the Delaware Revised Uniform Limited Partnership Act.

Tax Risks Related to the Merger

For purposes of this discussion, “U.S. holder” is a beneficial owner of Common Units or Common Stock that is for U.S. federal income tax purposes:

●	an individual citizen or resident of the United States;

●	a corporation (or any other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate, whose income is subject to U.S. federal income tax regardless of its source; or

●	a trust (i) the administration of which is subject to the primary supervision of a U.S. court and that has one or more United States persons that have the authority to control all substantial decisions of the trust or (ii) that has made a valid election under applicable U.S. Treasury Regulations to be treated as a United States person.

No ruling has been requested with respect to the tax consequences of the Merger, and the receipt of Series A Preferred Stock is expected to be taxable to a U.S. holder.

It is generally intended that the Merger will qualify as an exchange described in Section 351 of the Code with respect to U.S. holders. Accordingly, U.S. holders will generally not recognize any gain or loss as a result of the exchange of Common Units in the Merger (other than gain that may be recognized to the extent that the aggregate amount of Partnership liabilities allocable to such U.S. holder immediately prior to the Merger exceeds such U.S. holder’s basis in its Common Units). However, no ruling has been or will be requested from the IRS with respect to the tax consequences of the Merger. Under certain circumstances, the Merger may be treated as a taxable transaction to a U.S. holder, and result in tax liability, for the U.S. holder, depending on such U.S. holder’s particular situation.

The material U.S. federal income tax consequences of the receipt of any Series A Preferred Stock by U.S. holders in the Merger depends on, among other factors, whether the Series A Preferred Stock is “nonqualified preferred stock” for U.S. federal income tax purposes. The receipt of nonqualified preferred stock in a reorganization that otherwise qualifies as a tax-free reorganization under Section 351 of the Code for U.S. federal income tax purposes will generally be taxable. We expect to treat the Series A Preferred Stock as “nonqualified preferred stock” within the meaning of Section 351(g) of the Code. No ruling is being obtained from the IRS concerning the classification of the Series A Preferred Stock as nonqualified preferred stock. The U.S. federal income tax consequences of the Merger to holders of Series A Preferred Units are complex, and each such unitholder is strongly urged to consult its own tax advisor with respect to the specific tax consequences of receiving Series A Preferred Stock in the Merger.

Even if the Merger otherwise generally qualifies for tax-free treatment to U.S. holders, a U.S. holder will recognize gain upon the exchange of Common Units in the Merger if and to the extent that (i) the aggregate amount of Partnership liabilities allocable to such U.S. holder immediately prior to the Merger exceeds (ii) the U.S. holder’s aggregate tax basis in the Common Units exchanged by such U.S. holder.

Even if, as generally intended, the Merger qualifies as a transaction described in Section 351 of the Code with respect to U.S. holders, if a corporation assumes (or, is treated for U.S. federal income tax purposes as having assumed) liabilities of the transferor (or accepts property subject to liabilities) in an exchange described in Section 351 of the Code, the transferor generally must recognize gain under Section 357(c) of the Code in the amount by which the aggregate liabilities exceed the transferor’s basis in the property contributed to the corporation. The liabilities of the Partnership are allocated to the U.S. holders under Section 752 of the Code, and as a result of the Merger, the aggregate Partnership liabilities allocated to the U.S. holders will be treated as having been assumed by New Summit and will be subject to Section 357(c) of the Code. Accordingly, a U.S. holder will recognize gain upon the exchange in the Merger if and to the extent that (i) the aggregate amount of Partnership liabilities allocable to such U.S. holder immediately prior to the Merger exceeds (ii) the U.S. holder’s aggregate tax basis in the Common Units exchanged by the U.S. holder.

U.S. holders will be allocated taxable income and gain of the Partnership (including gain from any asset sale, which may be substantial), through the time of the Merger and will not receive any corresponding future economic benefits, offsetting deductions or additional distributions attributable to that income or gain.

U.S. holders will be allocated their proportionate share of the Partnership’s taxable income and gain (including gain from any asset sale, which may be substantial) for the period ending at the time of the Merger. U.S. holders will have to report, and pay taxes on, such income and gain without corresponding future economic benefits, offsetting tax deductions, or any additional distributions to fund the payment of the resulting tax liability attributable to that income and gain.

The U.S. federal income tax treatment of owning and disposing of Common Stock received in the Merger will be different than the U.S. federal income tax treatment of owning and disposing of Common Units.

The Partnership is classified as a partnership for U.S. federal income tax purposes and, generally, is not subject to entity-level U.S. federal income taxes. Instead, each U.S. holder receives a Schedule K-1 from the Partnership and is required to take into account its respective share of the Partnership’s items of income, gain, loss and deduction in computing its federal income tax liability as if the U.S. holder had earned such income directly, even if no cash distributions are made to the unitholder. A pro rata distribution of cash by the Partnership to a U.S. holder is generally not taxable for U.S. federal income tax purposes unless the amount of cash distributed exceeds the U.S. holder’s adjusted tax basis in its Common Units.

In contrast, New Summit is classified as a corporation for U.S. federal income tax purposes and is subject to U.S. federal income tax on its taxable income. As such, equity owners will no longer receive Schedules K-1. Any future distribution of cash by New Summit to a stockholder who is a U.S. holder generally will be included in such U.S. holder’s income as dividend income to the extent of New Summit’s current or accumulated “earnings and profits,” as determined under U.S. federal income tax principles, and will be reported to such owner on Form 1099-DIV. A portion of the cash distributed to stockholders by New Summit after the Merger may exceed New Summit’s current and accumulated earnings and profits. Cash distributions in excess of New Summit’s current and accumulated earnings and profits will be treated as a non-taxable return of capital, reducing a U.S. holder’s adjusted tax basis in such stockholder’s shares and, to the extent the cash distribution exceeds such stockholder’s adjusted tax basis, as gain from the sale or exchange of such shares.

Risks Related to Our Operations

We may not have sufficient cash from operations following the establishment of cash reserves and payment of fees and expenses, to enable us to pay distributions to holders of our Series A Preferred Units and Common Units, or, upon consummation of the Corporate Reorganization, holders of New Summit’s Series A Preferred Stock and Common Stock.

We may not have sufficient available cash from operating surplus each quarter to pay the distributions to holders of our Series A Preferred Units and Common Units, or, upon consummation of the Corporate Reorganization, holders of New Summit’s Series A Preferred Stock and Common Stock. We have not made a distribution on our Common Units or Series A Preferred Units since we announced suspension of those distributions on May 3, 2020. Because our Series A Preferred Units rank senior to our Common Units with respect to distribution rights, any accrued amounts on our Series A Preferred Units must first be paid prior to our resumption of distributions to our holders of Common Units. As of March 31, 2024, the amount of accrued and unpaid distributions on the Series A Preferred Units totaled $36.3 million.

Further, absent a material change to our business, we do not expect to pay distributions on the Common Units or Series A Preferred Units, or, upon consummation of the Corporate Reorganization, New Summit’s Common Stock or Series A Preferred Stock, in the foreseeable future, and there are restrictions on our ability to pay distributions under our outstanding indebtedness that restrict our ability to pay cash distributions on any of our equity securities. We intend to use our cash flow to reduce debt and invest in our business.

The amount of cash we can distribute on our Common Units, and, upon consummation of the Corporate Reorganization, New Summit’s Common Stock, principally depends upon the amount of cash we generate from our operations, which will fluctuate from quarter to quarter based on, among other things:

●	the volumes we gather, transport, treat and process;

●	the level of production of natural gas and crude oil (and associated volumes of produced water) from wells connected to our gathering systems, which is dependent in part on the demand for, and the market prices of, crude oil, natural gas and natural gas liquids (“NGLs”);

●	damage to pipelines, facilities, related equipment and surrounding properties caused by earthquakes, floods, fires, severe weather, explosions and other natural disasters, accidents and acts of terrorism;

●	leaks or accidental releases of hazardous materials into the environment;

●	weather conditions and seasonal trends;

●	changes in the fees we charge for our services;

●	changes in contractual minimum volume commitments (“MVC”) and our customer’s capacity to make MVC shortfall payments when due;

●	the level of competition from other midstream energy companies in our areas of operation;

●	changes in the level of our operating, maintenance and general and administrative expenses;

●	regulatory action affecting the supply of, or demand for, crude oil, natural gas and NGLs, the fees we can charge, how we contract for services, our existing contracts, our operating and maintenance costs or our operating flexibility;

●	adverse economic impacts from the COVID-19 pandemic or other epidemics, including disruptions in demand for oil, natural gas and other petroleum products, supply chain disruptions, and decreased productivity resulting from illness, travel restrictions, quarantine, or government mandates; and

●	prevailing economic and market conditions.

In addition, the actual amount of cash we have available for distribution to our holders of Common Units, and, upon consummation of the Corporate Reorganization, holders of New Summit’s Common Stock, depends on other factors, some of which are beyond our control, including:

●	the level and timing of capital expenditures we make;

●	the level of our operating, maintenance and general and administrative expenses;

●	the cost of acquisitions, if any;

●	our ability to sell assets, if any, and the price that we may receive for such assets;

●	our debt service requirements and other liabilities;

●	fluctuations in our working capital needs;

●	our ability to borrow funds and access the debt and equity capital markets;

●	restrictions contained in our debt agreements;

●	the amount of cash reserves established by our General Partner;

●	not receiving anticipated shortfall payments from our customers;

●	adverse legal judgments, fines and settlements;

●	distributions paid on our Series A Preferred Units, and, upon consummation of the Corporate Reorganization, New Summit’s Series A Preferred Stock, if any, or on the preferred stock of our subsidiaries, including the Series A Fixed Rate Cumulative Redeemable Preferred Units issued by Summit Permian Transmission Holdco, LLC; and

●	other business risks affecting our cash levels.

We depend on a relatively small number of customers for a significant portion of our revenues. For example, Caerus, a customer in our Piceance segment accounts for over 10% of our consolidated revenue. The loss of, or material nonpayment or nonperformance by, or the curtailment of production by, any one or more of our customers could materially adversely affect our revenues, cash flows and results of operations.

Certain of our customers may have material financial and liquidity issues or may, as a result of operational incidents or other events, be disproportionately affected as compared to larger, better-capitalized companies. Any material nonpayment or nonperformance by any of our customers could have a material adverse effect on our revenues, cash flows and results of operations. We expect our exposure to concentrated risk of nonpayment or nonperformance to continue as long as we remain substantially dependent on a relatively small number of customers for a significant portion of our revenues.

If any of our customers curtail or reduce production in our areas of operation, it could reduce throughput on our systems and, therefore, materially adversely affect our revenues, cash flows and results of operations.

Further, we are subject to the risk of non-payment or non-performance by our larger customers. We cannot predict the extent to which our customers’ businesses would be impacted if conditions in the energy industry deteriorate, nor can we estimate the impact such conditions would have on any of our customers’ abilities to execute their drilling and development programs or perform under our gathering and processing agreements. An extended low commodity price environment negatively impacts natural gas producers causing some producers in the industry significant economic stress, including, in certain cases, to file for bankruptcy protection or to renegotiate contracts. To the extent that any customer is in financial distress or commences bankruptcy proceedings, contracts with these customers may be subject to renegotiation or rejection under applicable provisions of the United States Bankruptcy Code. Any material non-payment or non-performance by our customers could adversely affect our business and operating results.

We are exposed to the creditworthiness and performance of our customers, suppliers and contract counterparties and any material nonpayment or nonperformance by one or more of these parties could materially adversely affect our financial and operating results.

Although we attempt to assess the creditworthiness and associated liquidity of our customers, suppliers and contract counterparties, there can be no assurance that our assessments will be accurate or that there will not be a rapid or unanticipated deterioration in their creditworthiness, which may have an adverse impact on our business, results of operations, financial condition and cash flows. In addition, there can be no assurance that our contract counterparties will perform or adhere to existing or future contractual arrangements, including making any required shortfall payments or other payments due under their respective contracts.

The policies and procedures we use to manage our exposure to credit risk, such as credit analysis, credit monitoring and, if necessary, requiring credit support, cannot fully eliminate counterparty credit risks. To the extent our policies and procedures prove to be inadequate, our financial and operational results may be negatively impacted.

Some of our counterparties may be highly leveraged, have limited financial resources and/or have recently experienced a rating agency downgrade and will be subject to their own operating and regulatory risks. Even if our credit review and analysis mechanisms work properly, we may experience financial losses in our dealings with such parties. In addition, volatility in commodity prices could have a negative impact on our counterparties, which, in turn, could have a negative impact on their ability to meet their obligations to us.

Any material nonpayment or nonperformance by any of our counterparties or suppliers could require us to pursue substitute counterparties or suppliers for the affected operations or reduce our operations. There can be no assurance that any such efforts would be successful or would provide similar financial and operational results.

Significant prolonged weakness in natural gas, NGL and crude oil prices could reduce throughput on our systems and materially adversely affect our revenues and results of operations.

Lower natural gas, NGL and crude oil prices could negatively impact exploration, development and production of natural gas and crude oil, thereby resulting in reduced throughput on our gathering systems. If natural gas, NGL and/or crude oil prices decrease, it could cause sustained reductions in exploration or production activity in our areas of operation and result in a further reduction in throughput on our systems, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. In the latter half of 2022 and the first half of 2023, the Henry Hub Natural Gas Spot Price declined from a monthly average of $8.81 per MMBtu in August 2022 to a monthly average of $2.18 per MMBtu in June 2023, before rising slightly in the second half of 2023 to close the year at $2.58 per MMBtu on December 29, 2023. As of March 28, 2024, Henry Hub 12-month strip pricing closed at $2.78 per MMBtu. Cushing, Oklahoma West Texas Intermediate crude oil spot prices similarly trended down in the latter half of 2022 through early 2023, from a monthly average of $114.84 per barrel in June 2022 to a monthly average of $70.25 per barrel in June 2023, closing the year at $71.89 per barrel on December 29, 2023. As of March 28, 2024, West Texas Intermediate 12-month strip pricing closed at $79.10 per barrel.

Because of the natural decline in production from our customers’ existing wells, our success depends in part on our customers replacing declining production and also on our ability to maintain levels of throughput on our systems. Any decrease in the volumes that we gather and process could materially adversely affect our business and operating results.

The customer volumes that support our business depend on the level of production from natural gas and crude oil wells connected to our systems, the production from which may be less than expected and will naturally decline over time. As a result, our cash flows associated with these wells will also decline over time. To maintain or increase throughput levels on our systems, we must obtain new sources of volume throughput. The primary factors affecting our ability to obtain new sources of volume throughput include (i) the level of successful drilling activity in our areas of operation and (ii) our ability to compete for new volumes on our systems.

We have no control over the level of drilling activity in our areas of operation, the amount of reserves associated with wells connected to our systems or the rate at which production from a well declines. In addition, we have no control over producers or their drilling and production decisions, which are affected by, among other things:

●	the availability and cost of capital;

●	prevailing and projected hydrocarbon commodity prices;

●	demand for crude oil, natural gas and other hydrocarbon products, including NGLs;

●	levels of reserves;

●	geological considerations;

●	environmental or other governmental regulations, including the availability of drilling permits and the regulation of hydraulic fracturing; and

●	the availability of drilling rigs and other costs of production and equipment.

Fluctuations in energy prices can also greatly affect the development of new crude oil and natural gas reserves. Drilling and production activities generally decrease as commodity prices decrease. In general terms, the prices of crude oil, natural gas and other hydrocarbon products fluctuate in response to changes in supply and demand, market uncertainty and a variety of additional factors that are beyond our control. These factors include:

●	worldwide economic and geopolitical conditions;

●	global or national health concerns, including the outbreak of pandemic or contagious disease, such as COVID-19, which may reduce demand for crude oil, natural gas and NGLs because of reduced global or national economic activity;

●	weather conditions and seasonal trends;

●	the levels of domestic production and consumer demand;

●	the availability of imported liquefied natural gas (“LNG”);

●	the ability to export LNG;

●	the availability of transportation and storage systems with adequate capacity;

●	the volatility and uncertainty of regional pricing differentials and premiums;

●	the price and availability of alternative fuels, including alternative fuels that benefit from government subsidies;

●	the effect of energy conservation measures;

●	the cost and availability of alternative energy sources;

●	the nature and extent of governmental regulation and taxation; and

●	the anticipated future prices of crude oil, natural gas and other hydrocarbon products, including NGLs.

Because of these factors, even if new crude oil or natural gas reserves are known to exist in areas served by our assets, producers may choose not to develop those reserves. If reductions in drilling activity result in our inability to maintain the current levels of throughput on our systems, those reductions could reduce our revenues and cash flows and materially adversely affect our results of operations.

In addition, it may be more difficult to maintain or increase the current volumes on our gathering systems, as several of the formations in the unconventional resource plays in which we operate generally have higher initial production rates and steeper production decline curves than wells in more conventional basins and may have steeper production decline curves than initially anticipated. Should we determine that the economics of our gathering, treating, transportation and processing assets do not justify the capital expenditures needed to grow or maintain volumes associated therewith, revenues associated with these assets will decline over time. In addition to capital expenditures to support growth, the steeper production decline curves associated with unconventional resource plays may require us to incur higher maintenance capital expenditures over time, which will reduce our cash available for distribution.

Many of our costs are fixed and do not vary with our throughput. These costs will not decline ratably or at all should we experience a reduction in throughput, which could result in a decline in our revenues and cash flows and materially adversely affect our results of operations and financial condition.

If our customers do not increase the volumes they provide to our gathering systems, our results of operations and financial condition may be materially adversely affected.

If we are unsuccessful in attracting new customers and/or new gathering opportunities with existing customers, our results of operations will be impaired. Our customers are not obligated to provide additional volumes to our gathering systems, and they may determine in the future that drilling activities in areas outside of our current areas of operation are strategically more attractive to them. Reductions by our customers in our areas of mutual interest could result in reductions in throughput on our systems and materially adversely impact our results of operations and financial condition.

Certain of our gathering and processing agreements contain provisions that can reduce the cash flow stability that the agreements were designed to achieve.

We designed those gathering and processing agreements that contain MVC provisions to generate stable cash flows for us over the life of the MVC contract term while also minimizing our direct commodity price risk. Under certain of these MVCs, our customers agree to ship a minimum volume on our gathering systems or send a minimum volume to our processing plants or, in some cases, to pay a minimum monetary amount, over certain periods during the term of the MVC. In addition, our gathering and processing agreements may also include an aggregate MVC, which represents the total amount that the customer must flow on our gathering system or send to our processing plants (or an equivalent monetary amount) over the MVC term. If such customer’s actual throughput volumes are less than its MVC for the contracted measurement period, it must make a shortfall payment to us at the end of the applicable measurement period. The amount of the shortfall payment is based on the difference between the actual throughput volume shipped or processed for the applicable period and the MVC for the applicable period, multiplied by the applicable fee. To the extent that a customer’s actual throughput volumes are above or below its MVC for the applicable contracted measurement period, certain of our gathering agreements contain provisions that allow the customer to use the excess volumes or the shortfall payment to credit against future excess volumes or future shortfall payments, which could have a material adverse effect on our results of operations, financial condition and cash flows.

We have not obtained independent evaluations of all of the reserves connected to our gathering systems; therefore, in the future, customer volumes on our systems could be less than we anticipate.

We do not routinely obtain or update independent evaluations of the reserves connected to our systems. Moreover, even if we did obtain independent evaluations of all of the reserves connected to our systems, such evaluations may prove to be incorrect. Crude oil and natural gas reserve engineering requires subjective estimates of underground accumulations of crude oil and natural gas and assumptions concerning future crude oil and natural gas prices, future production levels and operating and development costs.

Accordingly, we may not have accurate estimates of total reserves dedicated to our systems or the anticipated life of such reserves. If the total reserves or estimated life of the reserves connected to our gathering systems are less than we anticipate and we are unable to secure additional volumes, it could have a material adverse effect on our business, results of operations and financial condition.

Our industry is highly competitive, and increased competitive pressure could materially adversely affect our business and operating results.

We compete with other midstream companies in our areas of operations, some of which are large companies that have greater financial, managerial and other resources than we do. In addition, some of our competitors may have assets in closer proximity to natural gas and crude oil supplies and may have available idle capacity in existing assets that would not require new capital investments for use. Our competitors may expand or construct gathering systems that would create additional competition for the services we provide to our customers. Because our customers do not have leases that cover the entirety of our areas of mutual interest, non-customer producers that lease acreage within any of our areas of mutual interest may choose to use one of our competitors for their gathering and/or processing service needs.

In addition, our customers may develop their own gathering systems outside of our areas of mutual interest. Our ability to renew or replace existing contracts with our customers at rates sufficient to maintain current revenues and cash flows could be materially adversely affected by the activities of our competitors and our customers. All of these competitive pressures could have a material adverse effect on our business, results of operations and financial condition.

We may not be able to renew or replace expiring contracts at favorable rates or on a long-term basis.

Our gathering, treating, transportation and processing contracts have terms of various durations. As these contracts expire, we may have to negotiate extensions or renewals with existing customers or enter into new contracts with other customers. We may be unable to obtain new contracts on favorable commercial terms, if at all. We also may be unable to maintain the economic structure of a particular contract with an existing customer or the overall mix of our contract portfolio. Moreover, we may be unable to obtain areas of mutual interest from new customers in the future, and we may be unable to renew existing areas of mutual interest with current customers as and when they expire. The extension or replacement of existing contracts depends on a number of factors beyond our control, including:

●	the level of existing and new competition to provide gathering and/or processing services in our areas of operation;

●	the macroeconomic factors affecting gathering, treating, transporting and processing economics for our current and potential customers;

●	the balance of supply and demand, on a short-term, seasonal and long-term basis, in our markets;

●	the extent to which the customers in our areas of operation are willing to contract on a long-term basis; and

●	the effects of federal, state or local regulations on the contracting practices of our customers.

To the extent we are unable to renew our existing contracts on terms that are favorable to us or successfully manage our overall contract mix over time, our revenues and cash flows could decline.

If third-party pipelines or other midstream facilities interconnected to our gathering systems become partially or fully unavailable, our revenues and cash flows could be materially adversely affected.

Our gathering systems connect to third-party pipelines and other midstream facilities, such as processing plants, rail terminals and produced water disposal facilities. The continuing operation of such third-party pipelines and other midstream facilities is not within our control. These pipelines and other midstream facilities may become unavailable due to issues including, but not limited to, testing, turnarounds, line repair, reduced operating pressure, lack of operating capacity, regulatory requirements, curtailments of receipt or deliveries due to insufficient capacity or because of damage from other hazards. In addition, we do not have interconnect agreements with all of these pipelines and other facilities and the agreements we do have may be terminated in certain circumstances and/or on short notice. If any of these pipelines or other midstream facilities become unavailable for any reason, or, if these third parties are otherwise unwilling to receive or transport the natural gas, crude oil and produced water that we gather and/or process, our revenues, cash flows and results of operations could be materially adversely affected.

Crude oil and natural gas production and gathering may be adversely affected by weather conditions and terrain, which in turn could negatively impact the operations of our gathering, treating, transportation and processing facilities and our construction of additional facilities.

Extended periods of below freezing weather and unseasonably wet weather conditions, especially in North Dakota, Colorado, Texas and West Virginia, can be severe and can adversely affect crude oil and natural gas operations due to the potential shut-in of producing wells or decreased drilling activities. These types of interruptions could result in a decrease in the volumes supplied to our gathering systems. Further, delays and shutdowns caused by severe weather may have a material negative impact on the continuous operations of our gathering, treating, transporting and processing systems, including interruptions in service. These types of interruptions could negatively impact our ability to meet our contractual obligations to our customers and thereby give rise to certain termination rights and/or the release of dedicated acreage. Any resulting terminations or releases could materially adversely affect our business and results of operations.

We also may be required to incur additional costs and expenses in connection with the design and installation of our facilities due to their locations and surrounding terrain. We may be required to install additional facilities, incur additional capital and operating expenditures, or experience interruptions in or impairments of our operations to the extent that the facilities are not designed or installed correctly. For example, certain of our pipeline facilities are located in locations with significant elevation changes, which may require specially designed facilities and special installation considerations. If such facilities are not designed or installed correctly, do not perform as intended, or fail, we may be required to incur significant expenditures to correct or repair the deficiencies, or may incur significant damages to or loss of facilities, and our operations may be interrupted as a result of deficiencies or failures. In addition, such deficiencies may cause damage to the surrounding environment, including slope failures, stream impacts and other natural resource damages, and we may as a result also be subject to increased operating expenses or environmental penalties and fines.

Interruptions in operations at any of our facilities may adversely affect our operations and cash flows available for distribution.

Our operations depend upon the infrastructure that we have developed and constructed. Any significant interruption at any of our gathering, treating, transporting or processing facilities, or in our ability to provide gathering, treating, transporting or processing services, could adversely affect our operations and cash flows available for distribution. Operations at our facilities could be partially or completely shut down, temporarily or permanently, as the result of circumstances not within our control, such as:

●	unscheduled turnarounds or catastrophic events at our physical plants or pipeline facilities;

●	restrictions imposed by governmental authorities or court proceedings;

●	labor difficulties that result in a work stoppage or slowdown;

●	a disruption in the supply of resources necessary to operate our midstream facilities;

●	damage to our facilities resulting from production volumes that do not comply with applicable specifications; and

●	inadequate transportation and/or market access to support production volumes, including lack of pipeline, rail terminals, produced water disposal facilities and/or third-party processing capacity.

Any significant interruption at any of our gathering, treating, transporting or processing facilities, or in our ability to provide gathering, treating, transporting or processing services, could adversely affect our operations.

Our business involves many hazards and operational risks, some of which may not be fully covered by insurance. If a significant incident or event occurs for which we are not adequately insured or if we fail to recover all anticipated insurance proceeds for significant incidents or events for which we are insured, our operations and financial results could be materially adversely affected.

Our operations are subject to all of the risks and hazards inherent in the operation of gathering, treating, transporting and processing systems, including:

●	damage to pipelines, processing plants, compression assets, related equipment and surrounding properties caused by tornadoes, floods, freezes, fires and other natural disasters and acts of terrorism;

●	inadvertent damage from construction, vehicles, farm and utility equipment;

●	leaks or losses resulting from the malfunction of equipment or facilities;

●	ruptures, fires and explosions; and

●	other hazards that could also result in personal injury and loss of life, pollution and suspension of operations.

These risks could result in substantial losses due to personal injury and/or loss of life, severe damage to and destruction of property and equipment and pollution or other environmental damage. The location of certain of our systems in or near populated areas, including residential areas, commercial business centers and industrial sites, could increase the damages resulting from such events.

These events may also result in the curtailment or suspension of our operations. A natural disaster or any event such as those described above affecting the areas in which we and our customers operate could have a material adverse effect on our operations. Accidents or other operating risks could further result in loss of service available to our customers. Such circumstances, including those arising from maintenance and repair activities, could result in service interruptions on portions or all of our gathering systems. Potential customer impacts arising from service interruptions on segments of our gathering systems could include limitations on our ability to satisfy customer requirements, obligations to temporarily waive MVCs during times of constrained capacity, temporary or permanent release of production dedications, and solicitation of existing customers by others for potential new projects that would compete directly with our existing services. Such circumstances could materially adversely impact our ability to meet contractual obligations and retain customers, with a resulting negative impact on our business and results of operations.

Although we have a range of insurance programs providing varying levels of protection for public liability, damage to property, loss of income and certain environmental hazards, we may not be insured against all causes of loss, claims or damage that may occur. If a significant incident or event occurs for which we are not fully insured, it could materially adversely affect our operations and financial condition. Furthermore, we may not be able to maintain or obtain insurance of the type and amount we desire at reasonable rates. As a result of industry or market conditions, including any reluctance by insurance companies to insure oil and gas operations for political or other reasons, premiums and deductibles for certain of our insurance policies may substantially increase. In some instances, certain insurance could become unavailable or available only for reduced amounts of coverage. Additionally, with regard to the assets we have acquired, we have limited indemnification rights to recover from the seller of the assets in the event of any potential environmental liabilities.

We may fail to successfully integrate gathering system acquisitions into our existing business in a timely manner, which could have a material adverse effect on our business, results of operations, and financial condition, or fail to realize all of the expected benefits of the acquisitions, which could negatively impact our future results of operations.

Integration of gathering system acquisitions, such as our acquisition of 100% of the membership interests in Outrigger DJ Midstream LLC from Outrigger Energy II LLC for cash consideration of $165 million, subject to post-closing adjustments, and 100% of the membership interests in each of Sterling Energy Investments LLC, Grasslands Energy Marketing LLC and Centennial Water Pipelines LLC from Sterling Investment Holdings LLC for cash consideration of $140 million, subject to post-closing adjustments, respectively, pursuant to definitive agreements, each dated October 14, 2022, can be a complex, time-consuming and costly process, particularly if the acquired assets significantly increase our size and/or (i) diversify the geographic areas in which we operate or (ii) the service offerings that we provide.

The failure to successfully integrate the acquired assets with our existing business in a timely manner may have a material adverse effect on our business, results of operations and financial condition. If any of the risks described above or in the immediately preceding risk factor or unanticipated liabilities or costs were to materialize with respect to future acquisitions or if the acquired assets were to perform at levels below the forecasts we used to evaluate them, then the anticipated benefits from the acquisition may not be fully realized, if at all, and our future results of operations and financial condition could be negatively impacted.

Our construction of new assets may not result in revenue increases and will be subject to regulatory, environmental, political, legal and economic risks, which could materially adversely affect our results of operations and financial condition.

The construction of new assets, including for example, the Double E Pipeline, which was placed into service in November 2021, involve numerous regulatory, environmental, political, legal and economic uncertainties that are beyond our control.

Such construction projects may also require the expenditure of significant amounts of capital and financing, traditional or otherwise, that may not be available on economically acceptable terms or at all. If we undertake these projects, our revenue may not increase immediately upon the expenditure of funds for a particular project and they may not be completed on schedule, at the budgeted cost, or at all.

Moreover, we could construct facilities to capture anticipated future production growth in a region where such growth does not materialize or only materializes over a period materially longer than expected. To the extent we rely on estimates of future production in our decision to construct additions to our systems, such estimates may prove to be inaccurate due to the numerous uncertainties inherent in estimating quantities of future production. As a result, new facilities may not attract enough throughput to achieve our expected investment return, which could materially adversely affect our results of operations and financial condition.

In addition, the construction of additions or modifications to our existing gathering, treating, transporting and processing assets and the construction of new midstream assets may require us to obtain federal, state and local regulatory environmental or other authorizations. The approval process for gathering, treating, transporting and processing activities has become increasingly challenging, due in part to state and local concerns related to unregulated exploration and production and gathering, treating, transporting and processing activities in new production areas. Such authorization may not be granted or, if granted, such authorization may include burdensome or expensive conditions. In addition, various officials and candidates at the federal, state and local levels have made climate-related pledges or proposed banning hydraulic fracturing altogether. As a result, we may be unable to obtain such authorizations and may, therefore, be unable to connect new volumes to our systems or capitalize on other attractive expansion opportunities. A future government shutdown could delay the receipt of any federal regulatory approvals. Additionally, it may become more expensive for us to obtain authorizations or to renew existing authorizations. If the cost of renewing or obtaining new authorizations increases materially, our cash flows could be materially adversely affected.

We do not own all of the land on which our pipelines and facilities are located, which could result in disruptions to our operations.

We do not own all of the land on which our pipelines and facilities have been constructed, and we are, therefore, subject to the possibility of more onerous terms and/or increased costs to retain necessary land use if we do not have valid rights-of-way or if such rights-of-way lapse or terminate or if our pipelines are not properly located within the boundaries of such rights-of-way. We obtain the rights to construct and operate our pipelines on land owned by third parties and governmental agencies either perpetually or for a specific period of time. If we were to be unsuccessful in renegotiating rights-of-way, we might have to relocate our facilities. Our loss of these rights, through our inability to renew right-of-way contracts or otherwise, could have a material adverse effect on our business, results of operations and financial condition.

Our ability to operate our business effectively could be impaired if we fail to attract and retain key personnel, and a shortage of skilled labor in the midstream energy industry could reduce employee productivity and increase costs, which could have a material adverse effect on our business and results of operations.

Our ability to operate our business and implement our strategies depends on our continued ability to attract and retain highly skilled personnel with midstream energy industry experience and competition for these persons in the midstream energy industry is intense. Given our size, we may be at a disadvantage, relative to our larger competitors, in the competition for these personnel. We may not be able to continue to employ our senior executives and key personnel or attract and retain qualified personnel in the future, and our failure to retain or attract our senior executives and key personnel could have a material adverse effect on our ability to effectively operate our business.

Furthermore, as a result of labor shortages we have experienced difficulty in recruiting and hiring skilled labor throughout our organization. The operation of gathering, treating, transporting and processing systems requires skilled laborers in multiple disciplines such as equipment operators, mechanics and engineers, among others. If we continue to experience shortages of skilled labor in the future, our labor and overall productivity or costs could be materially adversely affected. If our labor prices increase or if we experience materially increased health and benefit costs with respect to our employees, our business and results of operations could be materially adversely affected.

A transition from hydrocarbon energy sources to alternative energy sources could lead to changes in demand, technology and public sentiment, which could have material adverse effects on our business and results of operations.

Increased public attention on climate change and corresponding changes in consumer, commercial and industrial preferences and behavior regarding energy use and generation may result in:

●	technological advances with respect to the generation, transmission, storage and consumption of energy (including advances in wind, solar and hydrogen power as well as battery technology);

●	increased availability of, and increased demand from consumers and industry for, energy sources other than crude oil and natural gas (including wind, solar, nuclear, and geothermal sources as well as electric vehicles); and

●	development of, and increased demand from consumers and industry for, lower-emission products and services (including electric vehicles and renewable residential and commercial power supplies) as well as more efficient products and services.

Such developments relating to a transition from oil and gas to alternative energy sources and a lower-carbon economy may reduce the demand for natural gas and crude oil and other products made from hydrocarbons. For example, in November 2023, the international community, including over 150 governments, gathered in Dubai at the United Nations Climate Change Conference in the United Arab Emirates (“COP28”) and announced a new climate deal that calls on countries to ratchet up action on climate, and, on December 13, 2023, COP28 issued its first global stocktake, which calls on parties, including the U.S., to contribute to global efforts to transitioning away from fossil fuels, reduce methane emissions, and tripling of renewable energy capacity and doubling energy efficiency improvement by 2030, among other things, to achieve net zero by 2050. Any significant decrease in the demand for natural gas and crude oil resulting from such developments could reduce the volumes of natural gas and crude oil that we gather and process, which could adversely affect our business and operating results.

Furthermore, if any such developments reduce the desirability of participating in the midstream oil and gas industry, then such developments could also reduce the availability to us of necessary third-party services or facilities that we rely on, which could increase our operational costs and have an adverse effect on our business and results of operations.

Such developments and accompanying societal expectations on companies to address climate change, investor and societal expectations regarding voluntary environmental, social and governance (“ESG”) initiatives and disclosures could, among other things, increase costs related to compliance and stakeholder engagement, increase reputational risk and negatively impact our access to and cost of accessing capital. For example, some prominent investors have announced their intention to no longer invest in the oil and gas sector, citing climate change concerns. If other financial institutions and investors refuse to invest in or provide capital to the oil and gas sector in the future because of these reputational risks, that could result in capital being unavailable to us, or only at significantly increased cost. In addition, we have established a corporate strategy intended to meet ESG-related objectives, which currently includes certain ESG targets. However, we cannot guarantee that our strategy will meet our ESG-related objectives. Such initiatives are voluntary, not binding on our business or management and subject to change. We may determine in our discretion that it is not feasible or practical to implement or complete certain of our ESG-related initiatives, or to meet previously set goals and targets based on cost, timing or other considerations. If we do not adapt to or comply with investor or other stakeholder expectations and standards on ESG matters (or meet ESG-related goals and targets that we have set), as they continue to evolve, if we are perceived to have not responded appropriately or quickly enough to growing concern for ESG and sustainability issues, regardless of whether there is a regulatory or legal requirement to do so, or if estimates, assumptions, and/or third-party information we currently believe to be reasonable are subsequently considered erroneous or misinterpreted, we may suffer from reputational damage and our business, financial condition and/or stock price could be materially and adversely affected.

Furthermore, negative public perception regarding the oil and gas industry resulting from, among other things, concerns raised by advocacy groups about climate change, emissions, hydraulic fracturing, seismicity, or oil spills may lead to increased litigation risk and regulatory, legislative and judicial scrutiny, which may, in turn, lead to new state and federal safety and environmental laws, regulations, guidelines and enforcement interpretations. These actions may cause operational delays or restrictions, increased operating costs, additional regulatory burdens and increased risk of litigation. More broadly, the enactment of climate change-related policies and initiatives across the market at the corporate level and/or investor community level may in the future result in increases in our compliance costs and other operating costs and have other adverse effects (e.g., greater potential for governmental investigations or litigation, driving down demand for our products, or stimulating demand for alternative forms of energy that do not rely on combustion of fossil fuels).

Risks Related to Our Finances

Limited access to and/or availability of the commercial bank market or debt and equity capital markets could impair our ability to grow or cause us to be unable to meet future capital requirements.

To expand our asset base, whether through acquisitions or organic growth, we will need to make expansion capital expenditures. We also frequently consider and enter into discussions with third parties regarding potential acquisitions. In addition, the terms of certain of our gathering and processing agreements also require us to spend significant amounts of capital, over a short period of time, to construct and develop additional midstream assets to support our customers’ development projects. Depending on our customers’ future development plans, it is possible that the capital required to construct and develop such assets could exceed our ability to finance those expenditures using our cash reserves or available capacity under Summit Midstream Holdings, LLC’s (“Summit Holdings”) $400 million asset-based lending credit facility (the “ABL Facility”) or Summit Permian Transmission, LLC’s Credit Agreement, which allows for $175.0 million of senior secured credit facilities, including a $160.0 million Term Loan Facility (the “Permian Term Loan Facility”) and a $15.0 million Working Capital Facility (collectively with the Permian Term Loan Facility, the “Permian Transmission Credit Facilities”).

We plan to use cash from operations, incur borrowings and/or sell additional shares of capital stock or other securities to fund our future expansion capital expenditures. Our ability to obtain financing or to access the capital markets for future debt or equity offerings may be limited by (i) our financial condition at the time of any such financing or offering, (ii) covenants in our debt agreements, (iii) restrictions imposed by our Series A Preferred Stock, (iv) general economic conditions and contingencies, (v) increasing disfavor among many investors towards investments in fossil fuel companies and (vi) general weakness in the debt and equity capital markets and other uncertainties that are beyond our control, including political uncertainty in the U.S. (including the ongoing debates related to the U.S. federal government budget), volatility and disruption in global capital and credit markets (including those resulting from geopolitical events, such as the Russian invasion of Ukraine or the continued conflict in the Middle East), uncertainty regarding increases or decreases in interest rates resulting from changes in the federal funds rate range targeted by the Federal Reserve, pandemics, epidemics and other outbreaks, such as COVID-19, or other adverse developments that affect financial institutions. In addition, lenders are facing increasing pressure to curtail their lending activities to companies in the oil and natural gas industry. Furthermore, market demand for equity issued by master limited partnerships has been significantly lower in recent years than it has been historically, which may make it more challenging for us to finance our expansion capital expenditures and acquisition capital expenditures with the issuance of additional equity.

We have not made a distribution on our Common Units or Series A Preferred Units since we announced suspension of those distributions on May 3, 2020, and these suspensions of distributions may further reduce demand for our Common Units or Series A Preferred Units. Because our Series A Preferred Units rank senior to our Common Units with respect to distribution rights, any accrued amounts on our Series A Preferred Units or, upon consummation of the Corporate Reorganization, New Summit’s Series A Preferred Stock must first be paid prior to our resumption of distributions to holders of our Common Units or holders of New Summit’s Common Stock, as applicable. As of March 31, 2024, the amount of accrued and unpaid distributions on the Series A Preferred Units totaled $36.3 million. Further, absent a material change to our business, we do not expect to pay distributions on the Common Units or Series A Preferred Units or, upon consummation of the Corporate Reorganization, New Summit’s Common Stock or Series A Preferred Stock in the foreseeable future. Additionally, there are restrictions on our ability to pay distributions under our outstanding indebtedness that restrict our ability to pay cash distributions on any of our equity securities. As such, if we are unable to raise expansion capital, we may lose the opportunity to make acquisitions, pursue new organic development projects, or to gather, treat and process new production volumes from our customers with whom we have agreed to construct and develop midstream assets in the future. Even if we are successful in obtaining external funds for expansion capital expenditures through the capital markets, the terms thereof could limit our ability to pay distributions to our common equityholders.

We have a significant amount of indebtedness. Our leverage and debt service obligations may adversely affect our financial condition, results of operations and business prospects, and may limit our flexibility to obtain financing and to pursue other business opportunities.

As of March 31, 2024, we had $1.2 billion of indebtedness outstanding, and the unused portion of the ABL Facility totaled $383.7 million after giving effect to the issuance of $4.3 million in outstanding but undrawn irrevocable standby letters of credit and $12.0 million of commitment reserves. Our existing and future debt services obligations could have significant consequences, including among other things:

●	limiting our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes and/or obtaining such financing on favorable terms;

●	reducing our funds available for operations, future business opportunities and cash distributions by that portion of our cash flow required to make interest payments on our debt;

●	increasing our vulnerability to competitive pressures or a downturn in our business or the economy generally; and

●	limiting our flexibility in responding to changing business and economic conditions.

Our ability to service our debt will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, many of which are beyond our control, such as commodity prices and governmental regulation.

We may not be able to generate sufficient cash to service all of our indebtedness and may be forced to take other actions to satisfy our obligations under our indebtedness or to refinance, which may not be successful.

Our ability to make scheduled payments on, or to refinance, our indebtedness obligations, including the ABL Facility, the 5.75% Senior Notes due 2025 (the “2025 Senior Notes”), the 12.00% Senior Notes due 2026 (the “2026 Unsecured Notes”) and the 8.500% Senior Secured Second Lien Notes due 2026 (the “2026 Secured Notes” and collectively with the 2025 Senior Notes and the 2026 Unsecured Notes, the “Senior Notes”), depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

If our operating cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to adopt alternative financing strategies, such as reducing or delaying investments and capital expenditures, selling assets, seeking additional capital or restructuring or refinancing our indebtedness, some or all of which may not be available to us on terms acceptable to us, if at all, or such alternative strategies may yield insufficient funds to make required payments on our indebtedness.

The 2025 Senior Notes will mature on April 15, 2025. The 2026 Unsecured Notes will mature on October 15, 2026. The 2026 Secured Notes will mature on October 15, 2026; provided that, if the outstanding amount of the 2025 Senior Notes (or any refinancing indebtedness in respect thereof that has a final maturity on or prior to the date that is 91 days after the Initial Maturity Date (as defined in the indenture governing the 2026 Secured Notes (the “2026 Secured Notes Indenture”))) is greater than or equal to $50.0 million on January 14, 2025, which is 91 days prior to the scheduled maturity date of the 2025 Senior Notes, then the 2026 Secured Notes will mature on January 14, 2025. As of March 31, 2024, $49.8 million of the 2025 Senior Notes, $209.5 million of the 2026 Unsecured Notes and $785.0 million of the 2026 Secured Notes were outstanding.

The ABL Facility will mature on May 1, 2026; provided that if the outstanding amount of the 2025 Senior Notes (or any permitted refinancing indebtedness in respect thereof that has a final maturity, scheduled amortization or any other scheduled repayment, mandatory prepayment, mandatory redemption or sinking fund obligation prior to the date that is 120 days after the Termination Date (as defined in that certain Loan and Security Agreement, dated as of November 2, 2021)) on such date equals or exceeds $50.0 million, then the ABL Facility will mature on December 13, 2024. As of March 31, 2024, the outstanding balance of the 2025 Senior Notes was $49.8 million.

Our ability to restructure or refinance our indebtedness will depend on the condition of the capital markets, including the market for senior secured or unsecured notes, and our financial condition at the time. Any refinancing of our indebtedness could be at higher interest rates, may require the pledging of collateral and may require us to comply with more onerous covenants than we are currently subject to, which could further restrict our business operations. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness on acceptable terms. In the absence of sufficient cash flows and capital resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations.

The indentures governing the Senior Notes and the ABL Facility place certain restrictions on our ability to dispose of assets and our use of the proceeds from such dispositions. We may not be able to consummate those dispositions on terms acceptable to us, if at all, and the proceeds of any such dispositions may not be adequate to meet any debt service obligations then due.

Further, if for any reason we are unable to meet our debt service and principal repayment obligations, or if we fail to comply with the financial covenants in the documents governing our debt, we would be in default under the terms of the agreements governing our debt, which would allow our creditors under those agreements to declare all outstanding indebtedness thereunder to be due and payable (which would in turn trigger cross-acceleration or cross-default rights among our other debt agreements), the lenders under the ABL Facility could terminate their commitments to extend credit, and the lenders could foreclose against our assets securing their borrowings and we could be forced into bankruptcy or liquidation. If the amounts outstanding under our debt agreements were to be accelerated, we cannot assure you that our assets would be sufficient to repay in full the amounts owed to our creditors.

Restrictions in the Permian Transmission Credit Facilities, the indentures governing the Senior Notes and the ABL Facility could materially adversely affect our business, financial condition, results of operations and ability to make cash distributions.

We are dependent upon the earnings and cash flows generated by our operations to meet our debt service obligations and to make cash distributions. The operating and financial restrictions and covenants in the Permian Transmission Credit Facilities, the indentures governing the Senior Notes, the ABL Facility and any future financing agreements could restrict our ability to finance future operations or capital needs or to expand or pursue our business activities. For example, the ABL Facility, the Permian Transmission Credit Facilities and the indentures governing the Senior Notes, taken together, restrict our ability to, among other things:

●	incur or guarantee certain additional debt;

●	make certain cash distributions on or redeem or repurchase certain equity securities;

●	make payments on certain other indebtedness;

●	make certain investments and acquisitions;

●	make certain capital expenditures;

●	incur certain liens or other encumbrances or permit them to exist;

●	enter into certain types of transactions with affiliates;

●	enter into sale and lease-back transactions and certain operating leases;

●	merge or consolidate with another company or otherwise engage in a change of control transaction; and

●	transfer, sell or otherwise dispose of certain assets.

The ABL Facility also contains covenants requiring Summit Holdings to maintain certain financial ratios and meet certain tests. Summit Holdings’ ability to meet those financial ratios and tests can be affected by events beyond its control, and we cannot guarantee that Summit Holdings will meet those ratios and tests.

The provisions of the Permian Transmission Credit Facilities, the indentures governing the Senior Notes, and the ABL Facility may affect our ability to obtain future financing and pursue attractive business opportunities as well as affect our flexibility in planning for, and reacting to, changes in business conditions. In addition, a failure to comply with the provisions of the Permian Transmission Credit Facilities, the indentures governing the Senior Notes, and the ABL Facility could result in a default or an event of default that could enable our lenders and/or senior noteholders to declare the outstanding principal of that debt, together with accrued and unpaid interest, to be immediately due and payable. If we were unable to repay the accelerated amounts, the lenders under the ABL Facility could proceed against the collateral granted to them to secure such debt. If the payment of the debt is accelerated, our assets may be insufficient to repay such debt in full, and our equityholders could experience a partial or total loss of their investment. The ABL Facility also has cross default provisions that apply to any other indebtedness we may have, and the indentures governing the Senior Notes have cross default provisions that apply to certain other indebtedness. Any of these restrictions in the ABL Facility, the Permian Transmission Credit Facilities and the indentures governing the Senior Notes could materially adversely affect our business, financial condition, cash flows and results of operations.

The interest rate on the 2026 Secured Notes will be increased if we fail to make certain offers to purchase 2026 Secured Notes.

Under the 2026 Secured Notes Indenture, we are required, starting in the first quarter of 2023 with respect to the fiscal year ended December 31, 2022, and continuing annually through the fiscal year ending December 31, 2025, subject to its ability to do so under the ABL Facility, to purchase an amount of 2026 Secured Notes equal to 100% of the Excess Cash Flow (as defined in the 2026 Secured Notes Indenture) minus certain agreed amounts, if any, generated in the prior year at a purchase price equal to 100% of the principal amount plus accrued and unpaid interest. Excess Cash Flow is generally defined as consolidated cash flow minus the sum of capital expenditures and cash payments in respect of permitted investments and permitted restricted payments. Generally, if we do not offer to purchase designated annual amounts of its 2026 Secured Notes for the Excess Cash Flow periods ending 2022, 2023 or 2024, the interest rate on the 2026 Secured Notes is subject to certain rate escalations. Because we did not offer to purchase at least $50.0 million in aggregate principal amount of 2026 Secured Notes by April 1, 2023, the interest rate on the 2026 Secured Notes automatically increased by 50 basis points per annum to 9.50% effective April 1, 2024. Further, because we did not offer to purchase at least $100.0 million in aggregate principal amount of 2026 Secured Notes by April 1, 2024, the interest rate on the 2026 Secured Notes automatically increased by an additional 50 basis points per annum. If we have not offered to purchase at least $200.0 million in aggregate principal amount of 2026 Secured Notes by April 1, 2025, the interest rate on the 2026 Secured Notes shall automatically increase by 200 basis points per annum (minus any amount previously increased). An increase in the interest rates associated with our 2026 Secured Notes would adversely affect our results of operations and reduce cash flow available for other purposes, including making other required payments of our debt obligations or capital expenditures. In addition, an additional increase in interest rates on the 2026 Secured Notes could adversely affect our future ability to obtain financing on attractive terms or materially increase the cost of any additional financing.

Inflation could have adverse effects on our results of operation.

Although inflation in the United States had been relatively low for many years, there was a significant increase in inflation beginning in the second half of 2021 through 2023 due to a substantial increase in money supply, a stimulative fiscal policy, a significant rebound in consumer demand as COVID-19 restrictions were relaxed, the Russia-Ukraine war and worldwide supply chain disruptions resulting from the economic contraction caused by COVID-19 and lockdowns followed by a rapid recovery. Inflation rose from 5.4% in June 2021 to 7.0% in December 2021 to 8.2% in September 2022.

While inflation has declined since the second half of 2022, declining to 3.4% in December 2023, further increases in inflation in 2024 could increase our labor and other operating costs and the overall cost of capital projects we undertake. An increase in inflation rates could negatively affect our profitability and cash flows, due to higher wages, higher operating costs, higher financing costs, and/or higher supplier prices. We may be unable to pass along such higher costs to its customers. In addition, inflation may adversely affect customers’ financing costs, cash flows, and profitability, which could adversely impact their operations and our ability to offer credit and collect receivables.

An increase in interest rates will cause our debt service obligations to increase.

Since March 2022, the Federal Reserve has raised its target range for the federal funds rate multiple times to a current target range of 5.25% to 5.50%, and the timing of any potential further increases or decreases remains uncertain. Borrowings under the ABL Facility and the Permian Transmission Credit Facilities bear interest at rates equal to SOFR plus margin. The interest rates are subject to adjustment based on fluctuations in SOFR, as applicable. An increase in the interest rates associated with our floating rate debt would increase our debt service costs and affect our results of operations and cash flow available for payments of our debt obligations. In addition, an increase in interest rates could adversely affect our future ability to obtain financing or materially increase the cost of any additional financing.

A downgrade of our credit rating could impact our liquidity, access to capital and our costs of doing business, and independent third parties determine our credit ratings outside of our control.

Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services or Fitch Ratings, Inc. assign ratings to our senior unsecured credit from time to time. A downgrade of our credit rating could increase our future cost of borrowing and could require us to post collateral with third parties, including our hedging arrangements, which could negatively impact our available liquidity and increase our cost of debt. If a credit rating downgrade and the resultant cash collateral requirement were to occur at a time when we are experiencing significant working capital requirements or otherwise lacking liquidity, our results of operations, financial condition and cash flows could be adversely affected.

We have in the past and may in the future incur losses due to an impairment in the carrying value of our long-lived assets or equity method investments.

We recorded long-lived asset impairments of $0.5 million in 2023 and $91.6 million in 2022. When evidence exists that we will not be able to recover a long-lived asset’s carrying value through future cash flows, we write down the carrying value of the asset to its estimated fair value. We test long-lived assets for impairment when events or circumstances indicate that the carrying value of a long-lived asset may not be recoverable. With respect to property, plant and equipment and our amortizing intangible assets, the carrying value of a long-lived asset is not recoverable if the carrying value exceeds the sum of the undiscounted cash flows expected to result from the asset’s use and eventual disposal. In this situation, we recognize an impairment loss equal to the amount by which the carrying value exceeds the asset’s fair value. We determine fair value using either a market-based approach, an income-based approach in which we discount the asset’s expected future cash flows to reflect the risk associated with achieving the underlying cash flows, or a mixture of both market-and income-based approaches. We evaluate our equity method investments for impairment whenever events or circumstances indicate that a decline in fair value is other than temporary. Any impairment determinations involve significant assumptions and judgments. If actual results are not consistent with our assumptions and estimates, or our assumptions and estimates change due to new information, we may be exposed to impairment charges. Adverse changes in our business or the overall operating environment, such as lower commodity prices, may affect our estimate of future operating results, which could result in future impairment due to the potential impact on our operations and cash flows.

A portion of our revenues are directly exposed to changes in crude oil, natural gas and NGL prices, and our exposure may increase in the future.

During the year ended December 31, 2023, we derived 39% of our revenues from (i) the sale of physical natural gas and/or NGLs purchased under percentage-of-proceeds or other processing arrangements with certain of our customers in the Rockies and Piceance segments, (ii) the sale of natural gas we retain from certain Barnett customers, (iii) the sale of condensate we retain from our gathering services in the Rockies and Piceance segment and (iv) additional gathering fees that are tied to performance of certain commodity price indexes, which are then added to the fixed gathering rates. Consequently, our existing operations and cash flows have direct exposure to commodity price risk. Although we will seek to limit our commodity price exposure with new customers in the future, our efforts to obtain fee-based contractual terms may not be successful or the local market for our services may not support fee-based gathering and processing agreements. For example, we have percent-of-proceeds contracts with certain natural gas producer customers and we may, in the future, enter into additional percent-of-proceeds contracts with these customers or other customers or enter into keep-whole arrangements, which would increase our exposure to commodity price risk, as the revenues generated from those contracts directly correlate with the fluctuating price of the underlying commodities.

Furthermore, we may acquire or develop additional midstream assets in the future that have a greater exposure to fluctuations in commodity price risk than our current operations. Future exposure to the volatility of natural gas and crude oil prices could have a material adverse effect on our business, results of operations and financial condition. For example, for a small portion of the natural gas gathered on our systems, we purchase natural gas from producers prior to delivering the natural gas to pipelines where we typically resell the natural gas under arrangements including sales at index prices. Generally, the gross margins we realize under these arrangements decrease in periods of low natural gas prices. If we expand the implementation of such natural gas purchase and sale arrangements within our business, such fluctuations could materially affect our business.

Regulatory and Environmental Policy Risks

We settled a matter that was previously under investigation by federal and state regulatory agencies regarding a pipeline rupture and release of produced water by one of our subsidiaries. The resulting compliance requirements of the settlement may impact our results of operations or cash flows.

On August 4, 2021, we settled an incident involving a produced water disposal pipeline owned by our subsidiary Meadowlark Midstream Company, LLC that resulted in a discharge of materials into the environment, which was investigated by federal and state agencies. This settlement resulted in losses amounting to $36.3 million and will be paid over five (5) to six (6) years, of which we have paid principal amounts of $14.7 million as of March 31, 2024 and requires compliance with certain conditions and terms and conditions, which may impact our results of operations or cash flows.

We may, from time to time, be involved in litigation and claims arising out of our operations in the normal course of business. As a result, we may be required to expend significant funds for legal defense or to settle claims. Any such loss, if incurred, could be material.

Expenditures made by us for the payment of litigation related costs, including legal defense costs and settlement payments, if any, reduce our cash flows available for debt service and distributions. Any such expenditures, if incurred, could be material.

A change in laws and regulations applicable to our assets or services, or the interpretation or implementation of existing laws and regulations may cause our revenues to decline or our operation and maintenance expenses to increase.

Various aspects of our operations are subject to regulation by the various federal, state and local departments and agencies that have jurisdiction over participants in the energy industry. The regulation of our activities and the natural gas and crude oil industries frequently change as they are reviewed by legislators and regulators. For example, the Pipeline and Hazardous Materials Safety Administration (“PHMSA”) has issued new proposed and final rules concerning pipeline safety in recent years. In November 2021, PHMSA issued a final rule that extended pipeline safety requirements to onshore gas gathering pipelines. The rule requires all onshore gas gathering pipeline operators to comply with PHMSA’s incident and annual reporting requirements. It also extends existing pipeline safety requirements to a new category of gas gathering pipelines, “Type C” lines, which generally include high-pressure pipelines that are larger than 8.625 inches in diameter. Safety requirements applicable to Type C lines vary based on pipeline diameter and potential failure consequences. The final rule became effective in May 2022 and operators were required to comply with the applicable safety requirements by November 2022. In addition, in August 2022, PHMSA issued a final rule that established new or additional requirements for natural gas transmission lines related to the management of change process, integrity management, corrosion control standards, and pipeline inspections and repairs. In May 2023, PHMSA published a Notice of Proposed Rulemaking for regulatory amendments to reduce methane emissions from new and existing gas transmission, distribution, and regulated gas gathering pipelines with strengthened leakage survey and patrolling requirements, performance standards for advanced leak detection programs, leak grading and repair criteria with mandatory repair timelines, requirements for mitigation of emissions from blowdowns, pressure relief device design, configuration, and maintenance requirements, clarified requirements for investigating failures, and expanded reporting requirements. To the extent these or other new proposed or final rules create additional requirements for our pipelines, they could have a material adverse effect on our operations, operating and maintenance expenses and revenues. For additional information on the potential risks associated with PHMSA requirements, see “—We may incur greater than anticipated costs and liabilities as a result of pipeline safety requirements.”

In addition, the adoption of proposals for more stringent legislation, regulation or taxation of drilling activity could directly curtail such activity or increase the cost of drilling, resulting in reduced levels of drilling activity and therefore reduced demand for our services. For example, Colorado Senate Bill 19-181, signed into law in April 2019, changed the mandate of the Colorado Energy and Carbon Management Commission (“ECMC,” formerly the Colorado Oil and Gas Conservation Commission) from fostering oil and gas development to regulating oil and gas development in a reasonable manner to protect public health and the environment. The law also allows local governments to impose more restrictive requirements on oil and gas operations than those issued by the state. As part of its implementation of this law, in November 2020 the ECMC adopted new regulations that increase oil and gas setbacks to a minimum of 2,000 feet from schools and childcare facilities, prohibit routine venting and flaring, increase wildlife protections, and alter certain aspects of the permitting process. These regulations and similar efforts in Colorado and elsewhere could restrict oil and gas development in the future. Regulatory agencies establish and, from time to time, change priorities, which may result in additional burdens on us, such as additional reporting requirements and more frequent audits of operations. Our operations and the markets in which we participate are affected by these laws, regulations and interpretations and may be affected by changes to them or their implementation, which may cause us to realize materially lower revenues or incur materially increased operation and maintenance costs or both.

Increased regulation of hydraulic fracturing could result in reductions or delays in customer production, which could materially adversely impact our revenues.

Hydraulic fracturing is an important and increasingly common practice that is used to stimulate production of natural gas and/or crude oil from dense subsurface rock formations and is primarily regulated by state agencies. However, Congress has in the past considered, and may in the future consider, legislation to regulate hydraulic fracturing by federal agencies. Many states have already adopted laws and/or regulations that require disclosure of the chemicals used in hydraulic fracturing. A number of states – such as Colorado, as discussed above – have adopted, and other states are considering adopting, legal requirements that could impose more stringent permitting, disclosure and well construction requirements on crude oil and/or natural gas drilling activities. For example, during the 2021-2022 election cycle, Colorado representatives proposed a ballot initiative to ban hydraulic fracturing on all non-federal land, but the proposed initiative failed to garner significant support. States also could elect to prohibit hydraulic fracturing altogether, as New York, Maryland, Oregon and Vermont have done. In addition, certain local governments have adopted, and additional local governments may adopt, ordinances within their jurisdictions regulating the time, place and manner of drilling activities in general or hydraulic fracturing activities in particular. These initiatives and similar efforts in Colorado and elsewhere could restrict oil and gas development in the future.

The U.S. Environmental Protection Agency (“EPA”) has also moved forward with various regulatory actions, including announcing final new regulations under the New Source Performance Standard (“NSPS”) to expand and strengthen emissions reduction requirements under NSPS OOOOa for new, modified and reconstructed oil and natural gas sources, and require states to reduce methane emissions from existing sources nationwide. The Bureau of Land Management (“BLM”) has also asserted regulatory authority over aspects of the hydraulic fracturing process and issued a final rule in March 2015 that established more stringent standards for performing hydraulic fracturing on federal and Indian lands, including requirements relating to well construction and integrity, handling of wastewater and chemical disclosure. However, in December 2017, the BLM published a final rule rescinding the 2015 rule. The U.S. District Court for the Northern District of California upheld the December 2017 rescission rule in a March 2020 decision, and the State of California and environmental plaintiffs appealed. The parties remain in settlement discussion.

Further, several federal governmental agencies (including the EPA) have conducted reviews and studies on the environmental aspects of hydraulic fracturing in the past. The results of such reviews or studies could spur initiatives to further regulate hydraulic fracturing.

State and federal regulatory agencies have also focused on a possible connection between the hydraulic fracturing related activities and the increased occurrence of seismic activity. When caused by human activity, such events are called induced seismicity. Some state regulatory agencies, including those in Colorado and Texas, have modified their regulations or guidance to account for induced seismicity. These developments could result in additional regulation and restrictions on the use of injection disposal wells and hydraulic fracturing. Such regulations and restrictions could cause delays and impose additional costs and restrictions on our customers.

Additionally, certain of our customers produce oil and gas on federal lands. On January 20, 2021, the Acting Secretary for the Department of the Interior signed an order effectively suspending new fossil fuel leasing and permitting on federal lands for 60 days. Then on January 27, 2021, President Biden issued an executive order indefinitely suspending new oil and natural gas leases on public lands or in offshore waters pending completion of a comprehensive review and reconsideration of federal oil and gas permitting and leasing practices. Several states filed lawsuits challenging the suspension, and on June 15, 2021, a judge in the U.S. District Court for the Western District of Louisiana issued a nationwide temporary injunction blocking the suspension in July 2021. Although the injunction was subsequently overturned by the Court of Appeals for the Fifth Circuit, on remand the U.S. District Court issued a permanent injunction as requested by the plaintiff states in August 2022. The Department of the Interior has since resumed leasing. In July 2023, U.S. Department of Interior (“DOI”) proposed updates to its onshore oil and gas leasing regulations, which could further restrict oil and gas exploration and production on federal lands. DOI expects to issue a final rule in the spring of 2024. The Biden Administration continues to evaluate federal leasing and could impose additional restrictions in the future.

If new or more stringent federal, state or local legal restrictions relating to drilling activities or to the hydraulic fracturing process are adopted, this could result in a reduction in the supply of natural gas and/or crude oil that our customers produce, and could thereby adversely affect our revenues and results of operations. Compliance with such rules could also generally result in additional costs, including increased capital expenditures and operating costs, for our customers, which could ultimately decrease end-user demand for our services and could have a material adverse effect on our business.

We are subject to FERC jurisdiction, federal anti-market manipulation laws and regulations, potentially other federal regulatory requirements and state and local regulation and could be materially affected by changes in such laws and regulations, or in the way they are interpreted and enforced.

We believe that our natural gas pipeline facilities qualify as gathering facilities that are exempt from the jurisdiction of the Federal Energy Regulatory Commission (“FERC”) under the Natural Gas Act (“NGA”) and the Natural Gas Policy Act of 1978 (“NGPA”). Interstate movements of crude oil on the Epping Pipeline in North Dakota are subject to FERC jurisdiction under the Interstate Commerce Act (“ICA”), and the rates, terms and conditions of service, and practices on the pipeline are subject to review and challenge before FERC.

Additionally, the Double E Pipeline, which provides interstate natural gas transmission service from southeastern New Mexico to the Waha hub in Texas, is subject to FERC jurisdiction under the NGA with respect to post-construction remediation activities, operations, and rates and terms and conditions of service. Pursuant to the NGA, Double E Pipeline’s existing interstate natural gas transportation rates and terms and conditions of service may be challenged by complaint and are subject to prospective change by FERC. Additionally, rate changes and changes to terms and conditions of service proposed by a regulated natural gas interstate pipeline may be protested and such changes can be delayed and may ultimately be rejected by FERC. FERC may also initiate reviews of an interstate pipeline’s rates. We cannot guarantee that any new or existing tariff rate for service on our FERC-regulated pipelines would not be rejected or modified by the FERC or subjected to refunds. Any successful challenge by a regulator or shipper in any of these matters could have a material adverse effect on our business, financial condition and results of operations.

We have certain long-term fixed priced natural gas and crude oil transportation contracts that cannot be adjusted even if our costs increase. As a result, our costs could exceed our revenues. In 2021, we entered into negotiated rate agreements with an average term of 10 years from the in-service date of the pipeline, which occurred on November 18, 2021 and with total maximum daily transportation quantities that increases from 585,000 Dth/d during the first year of the agreement to 1,000,000 Dth/d in the fourth year, which equates to approximately 74% of its certificated capacity of 1,350,000 Dth/d; these contracts are not subject to adjustment, even if our cost to perform such services exceeds the revenues received from such contracts, and, as a result, our costs could exceed our revenues received under such contracts. It is possible that costs to perform services under our “negotiated or discount rate” contracts will exceed the negotiated or discounted rates. It is also possible with respect to discounted rates that if our filed “recourse rates” should ever be reduced below applicable discounted rates, we would only be allowed by FERC to charge the lower recourse rates, since FERC policy does not allow discount rates to be charged to the extent that they exceed applicable recourse rates. If these events were to occur, it could decrease the cash flow realized by our assets.

Under FERC policy, a regulated service provider and a customer may mutually agree to sign a contract for service at a “negotiated rate,” which is generally fixed between the natural gas pipeline and the shipper for the contract term and does not necessarily vary with changes in the level of cost-based “recourse rates,” provided that the affected customer is willing to agree to such rates and that the FERC has accepted the negotiated rate agreement. These “negotiated or discount rate” contracts are not generally subject to adjustment for increased costs, which could be caused by inflation or other factors relating to the specific facilities being used to perform the services. Any shortfall of revenue, representing the difference between “recourse rates” (if higher) and negotiated or discounted rates, under current FERC policy, may be recoverable from other shippers in certain circumstances. For example, the FERC may recognize this shortfall in the determination of prospective rates in a future rate case. However, if the FERC were to disallow the recovery of such costs from other customers, it could decrease the cash flow realized by our assets.

We are also generally subject to the anti-market manipulation provisions in the NGA, as amended by the Energy Policy Act of 2005, and to FERC’s regulations thereunder, and also must comply with the other applicable provisions of the NGA and NGPA and FERC’s rules, regulations, and orders concerning the Double E Pipeline’s interstate natural gas pipeline business, including those that require us to provide firm and interruptible transportation service on an open access basis that is not unduly discriminatory or preferential. Violations of the NGA or NGPA, or the rules, regulations, and orders issued by FERC thereunder could result in the imposition of administrative and criminal remedies, including without limitation, revocation of certain authorities, disgorgement of ill-gotten gains, and civil penalties of up to approximately $1.5 million per day per violation of the NGA or its implementing regulations, subject to future adjustment for inflation. In addition, the Federal Trade Commission (“FTC”) holds statutory authority under the Energy Independence and Security Act of 2007 to prevent market manipulation in oil markets and has adopted broad rules and regulations prohibiting fraud and market manipulation. The FTC is also authorized to seek fines of up to approximately $1.5 million per violation, subject to future adjustment for inflation. The Commodity Futures Trading Commission (“CFTC”) is directed under the Commodity Exchange Act (“CEA”) to prevent price manipulation in the commodity, futures and swaps markets, including the energy markets. Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), and other authority, the CFTC has adopted additional anti-market manipulation regulations that prohibit fraud and price manipulation in the commodity, futures and swaps markets. The CFTC also has statutory authority to seek civil penalties of up to the greater of approximately $1.5 million per violation, subject to future adjustment for inflation, or triple the monetary gain to the violator for each violation of the anti-market manipulation provisions of the CEA.

The distinction between federally unregulated natural gas and crude oil pipelines and FERC-regulated natural gas and crude oil pipelines has been the subject of extensive litigation and is determined by FERC on a case-by-case basis. FERC has made no determinations as to the status of our facilities. Consequently, the classification and regulation of some of our pipelines could change based on future determinations by FERC, Congress or the courts. If our natural gas gathering operations or crude oil operations beyond the Epping Pipeline become subject to FERC jurisdiction under the NGA, the NGPA or the ICA, the result may materially adversely affect the rates we are able to charge and the services we currently provide and may include the potential for a termination of our gathering agreements with our customers. In addition, if any of our facilities were found to have provided services or otherwise operated in violation of the NGA, the NGPA or the ICA, this could result in the imposition of civil penalties as well as a requirement to disgorge charges collected for such services in excess of the rate established by FERC.

We are subject to state and local regulation regarding the construction and operation of our gathering, treating, transporting and processing systems, as well as state ratable take statutes and regulations. Regulation of the construction and operation of our facilities may affect our ability to expand our facilities or build new facilities and such regulation may cause us to incur additional operating costs or limit the quantities of natural gas and crude oil we may gather, treat and process. Ratable take statutes and regulations generally require gatherers to take natural gas and crude oil production that may be tendered for gathering without undue discrimination. These requirements restrict our right to decide whose production we gather, treat and process. Many states have adopted complaint-based regulation of gathering, treating, transporting and processing activities, which allows producers and shippers to file complaints with state regulators in an effort to resolve access issues, rate grievances and other matters. Other state and municipal regulations do not directly apply to our business but may nonetheless affect the availability of natural gas and crude oil for gathering, treating, transporting and processing, including state regulation of production rates, maximum daily production allowable from wells, and other activities related to drilling and operating wells. While our facilities currently are subject to limited state and local regulation, there is a risk that state or local laws will be changed or reinterpreted, which may materially affect our operations, operating costs and revenues.

We are subject to stringent environmental laws and regulations that may expose us to significant costs and liabilities.

Our gathering, treating, transporting and processing operations are subject to stringent and complex federal, state and local environmental laws and regulations, including laws and regulations regarding the discharge of materials into the environment or otherwise relating to environmental protection, including, for example, the Clean Air Act (“CAA”), the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Oil Pollution Control Act, the Resource Conservation and Recovery Act, the Endangered Species Act (the “ESA”) and the Toxic Substances Control Act.

These laws and regulations may impose numerous obligations that are applicable to our operations, including the acquisition of permits to conduct regulated activities, the incurrence of capital or operating expenditures to limit or prevent releases of materials from our pipelines and facilities, and the imposition of substantial liabilities and remedial obligations for pollution resulting from our operations or at locations currently or previously owned or operated by us. Numerous governmental authorities, such as the EPA and analogous state agencies, have the power to enforce compliance with these laws and regulations and the permits issued under them, oftentimes requiring difficult and costly corrective actions or costly pollution control measures. Failure to comply with these laws, regulations and requisite permits may result in the assessment of significant administrative, civil and criminal penalties, the imposition of remedial obligations and the issuance of injunctions limiting or preventing some or all of our operations. In addition, we may experience a delay in obtaining or be unable to obtain required permits or regulatory authorizations, which may cause us to lose potential and current customers, interrupt our operations and limit our growth and revenue.

There is a risk that we may incur significant environmental costs and liabilities in connection with our operations due to historical industry operations and waste disposal practices, our handling of hydrocarbons and other wastes and potential emissions and discharges related to our operations. Joint and several, strict liability may be incurred, without regard to fault, under certain of these environmental laws and regulations in connection with discharges or releases of hydrocarbon wastes on, under or from our properties and facilities, many of which have been used for midstream activities for a number of years, oftentimes by third parties not under our control. Private parties, including the owners of the properties through which our gathering systems pass, and on which certain of our facilities are located, may also have the right to pursue legal actions to enforce compliance as well as to seek damages for non-compliance with environmental laws and regulations or for personal injury or property damage. For example, an accidental release from one of our pipelines could subject us to substantial liabilities arising from environmental cleanup and restoration costs, claims made by neighboring landowners and other third parties for personal injury and property damage and fines or penalties for related violations of environmental laws or regulations. In addition, changes in environmental laws occur frequently, and any such changes that result in additional permitting obligations or more stringent and costly waste handling, storage, transport, disposal or remediation requirements could have a material adverse effect on our operations or financial position. We may not be able to recover all or any of these costs from insurance.

The Biden Administration is considering revisions to the leasing and permitting programs for oil and gas development on federal lands, which could materially adversely affect our industry and our financial condition and results of operations.

We may incur greater than anticipated costs and liabilities as a result of pipeline safety requirements.

The U.S. Department of Transportation (“DOT”), through PHMSA, has adopted and enforces safety standards and procedures applicable to our pipelines. In addition, many states, including the states in which we operate, have adopted regulations that are identical to or more restrictive than existing DOT regulations for intrastate pipelines. Among the regulations applicable to us, PHMSA requires pipeline operators to develop integrity management programs for certain pipelines located in high consequence areas, which include high population areas such as the Dallas-Fort Worth greater metropolitan area where our DFW Midstream Services LLC system is located. While the majority of our pipelines have historically met the DOT definition of gathering lines and were thus exempt from PHMSA’s integrity management requirements, we also operate a limited number of pipelines that are subject to the integrity management requirements. The regulations require operators, including us, to:

●	perform ongoing assessments of pipeline integrity;

●	identify and characterize applicable threats to pipeline segments that could impact a high consequence area;

●	maintain processes for data collection, integration and analysis;

●	repair and remediate pipelines as necessary;

●	adopt and maintain procedures, standards and training programs for control room operations; and

●	implement preventive and mitigating actions.

For additional information on PHMSA regulations relating to pipeline safety, see “—A change in laws and regulations applicable to our assets or services, or the interpretation or implementation of existing laws and regulations may cause our revenues to decline or our operation and maintenance expenses to increase.”

Climate change legislation, regulatory initiatives and litigation could result in increased operating costs and reduced demand for the services we provide.

In recent years, the U.S. Congress has considered legislation to restrict or regulate emissions of greenhouse gasses (“GHGs”), such as carbon dioxide and methane that may be contributing to global warming and energy legislation and other initiatives are expected to be proposed that may be relevant to GHG emissions issues. For example, the Inflation Reduction Act, signed into law in August 2022, includes a Methane Emissions Reduction Program to incentivize methane emission reductions and impose a fee on GHG emissions from certain oil and gas facilities.

In addition, almost half of the states, either individually or through multi-state regional initiatives, have begun to address GHG emissions, primarily through the planned development of emission inventories or regional GHG cap and trade programs. Most of these cap and trade programs work by requiring either major sources of emissions, such as electric power plants, or major producers of fuels, such as refineries and gas processing plants, to acquire and surrender emission allowances. In general, the number of allowances available for purchase is reduced each year until the overall GHG emission reduction goal is achieved. Depending on the scope of a particular program, we could be required to purchase and surrender allowances for GHG emissions resulting from our operations (e.g., at compressor stations). It is possible that certain components of our operations, such as our gas-fired compressors, could become subject to state-level GHG-related regulation. For example, in June 2022, as part of a Governor-directed statewide initiative to reduce GHG emissions by at least 45% by 2030, the New Mexico Environment Department finalized new rules that would establish emissions standards for volatile organic compounds and nitrogen oxides for oil and gas production and processing sources located in certain areas of the state with high ozone concentrations. We cannot currently determine the effect of these proposed regulations and other regulatory initiatives to implement the Governor’s directive to reduce GHG emissions, that could, if implemented, impact the business, reputation, financial condition or results of our operations in New Mexico or that of our customers upstream of the Double E Pipeline. Similarly, in April 2021, the New Mexico Department of Energy, Minerals, and Natural Resources (“EMNRD”) finalized new rules concerning venting and flaring of natural gas. EMNRD’s final rule could impose new or increased costs and obligations on our customers upstream of the Double E Pipeline.

Independent of Congress, the EPA has adopted regulations under its existing CAA authority. In 2009, the EPA published its findings that emissions of GHGs present an endangerment to public health and the environment because emissions of such gases are contributing to warming of the earth’s atmosphere and other climatic changes. Based on these findings, the EPA adopted regulations that, among other things, establish Prevention of Significant Deterioration construction and Title V operating permit reviews for certain large stationary sources of GHG emissions.

Further, in December 2015, over 190 countries, including the United States, reached an agreement to reduce global GHG emissions. The agreement entered into force in November 2016 after over 70 countries, including the United States, ratified or otherwise consented to be bound by the agreement (the “Paris Agreement”). In November 2019, the United States submitted formal notification to the United Nations that it intended to withdraw from the Paris Agreement. However, on January 20, 2021, President Biden signed an “Acceptance on Behalf of the United States of America” that, reversed the prior withdrawal, and the United States officially rejoined the Paris Agreement on February 19, 2021. As part of rejoining the Paris Agreement, President Biden announced that the United States would commit to a 50 to 52 percent reduction from 2005 levels of GHG emissions by 2030 and set the goal of reaching net-zero GHG emissions by 2050. In September 2021, the U.S. and the European Union jointly announced the launch of the “Global Methane Pledge,” which aims to cut global methane pollution by at least 30% by 2030 relative to 2020 levels, including “all feasible reductions” in the energy sector. Since its formal launch at the 26th Conference of the Parties, over 150 countries have joined the pledge. In November 2021, the Biden Administration expanded on this commitment and announced “The Long-Term Strategy of the United States: Pathways to Net-Zero Greenhouse Gas Emissions by 2050,” establishing a roadmap to net zero emissions in the United States by 2050 through, among other things, improvements in energy efficiency; decarbonization of energy sources via electricity, hydrogen, and sustainable biofuels; and reductions in non-CO2 GHG emissions, such as methane and nitrous oxide. These initiatives followed a series of executive orders by President Biden designed to address climate change. On December 13, 2023, COP28 issued its first global stocktake, which calls on parties, including the U.S., to contribute to global efforts to transitioning away from fossil fuels, reduce methane emissions, and tripling of renewable energy capacity and doubling energy efficiency improvements by 2030, among other things, to achieve net zero by 2050. While the stocktake agreement is not legally binding and has no enforcement mechanism, the U.S. could pass further legislation based on the agreement. Reentry into the Paris Agreement, the related stocktake agreement, new legislation, or President Biden’s executive orders may result in the development of additional regulations or changes to existing regulations, which could have a material adverse effect on our business and that of our customers. In addition, in March 2024, the SEC issued rules regarding the enhancement and standardization of mandatory climate-related disclosures for investors. The rules will require registrants to provide certain climate-related information in their registration statements and annual reports, including governance, risk management, financial impacts and strategy related to material climate-related risks, certain climate-related financial disclosures (subject to de minimis thresholds) and, in some instances, Scopes 1 and 2 GHG emissions. The SEC voluntarily stayed the rules pending completion of judicial review and we cannot predict how the stay may ultimately impact the deadlines for compliance. However, we anticipate that the costs associated with preparation for implementation and compliance may be substantial. In addition, enhanced climate disclosure requirements could accelerate the trend of certain stakeholders and lenders restricting or seeking more stringent conditions with respect to their investments in certain carbon intensive sectors.

Although it is not possible at this time to accurately estimate how potential future laws or regulations addressing GHG emissions would impact our business, either directly or indirectly, any future federal or state laws or implementing regulations that may be adopted to address GHG emissions could require us to incur increased operating costs and could materially adversely affect demand for our services. The potential increase in the costs of our operations resulting from any legislation or regulation to restrict emissions of GHG could include new or increased costs to operate and maintain our facilities, install new emission controls on our facilities, acquire allowances to authorize our GHG emissions, pay any taxes related to our GHG emissions, adhere to alternative energy requirements and administer and manage a GHG emissions program. While we may be able to include some or all of such increased costs in the rates we charge, such recovery of costs is uncertain. Moreover, incentives to conserve energy or use alternative energy sources could reduce demand for our services. We cannot predict with any certainty at this time how these possibilities may affect our operations. Finally, most scientists have concluded that increasing concentrations of GHGs in the Earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts and floods and other climatic events. We cannot predict with any certainty at this time how these possibilities may affect our operations.

Statutory and regulatory requirements for swap transactions could have an adverse impact on our ability to hedge risks associated with our business and increase the working capital requirements to conduct these activities.

In the Dodd-Frank Act, Congress adopted comprehensive financial reform legislation that establishes federal oversight over and regulation of the over-the-counter derivatives market and entities, such as us, that participate in that market. Under this legislation, the CFTC and the SEC and other regulatory authorities have promulgated rules and regulations, including rules and regulations relating to the regulation of certain swaps market participants, such as swap dealers, the clearing of certain swaps through central counterparties, the execution of certain swaps on designated contract markets or swap execution facilities, mandatory margin requirements for uncleared swaps, and the reporting and recordkeeping of swaps. In light of the continuing adjustment of the regulations, we cannot predict the ultimate effect of the rules and regulations on our business. Any new regulations or modifications to existing regulations could increase the cost of derivative contracts, limit the availability of derivatives to protect against risks that we encounter, reduce our ability to monetize or restructure our existing derivative contracts, or increase our exposure to less creditworthy counterparties.

In October 2020, the CFTC adopted rules that place limits on positions in certain core futures and equivalent swaps contracts for or linked to certain physical commodities, subject to exceptions for certain bona fide hedging transactions. We do not expect these regulations to materially impede our hedging activity at this time, but a companion rule on aggregation among entities under common ownership or control may have an impact on our ability to hedge our exposure to certain enumerated commodities.

The CFTC has implemented final rules regarding mandatory clearing of certain classes of interest rate swaps and certain classes of index credit default swaps. Mandatory trading on designated contract markets or swap execution facilities of certain interest rate swaps and index credit default swaps also began in 2014. At this time, the CFTC has not proposed any rules designating other classes of swaps, including physical commodity swaps, for mandatory clearing. The CFTC and prudential banking regulators also adopted mandatory margin requirements on uncleared swaps between swap dealers and certain other counterparties. Although we may qualify for a commercial end-user exception from the mandatory clearing, trade execution and certain uncleared swaps margin requirements, mandatory clearing and trade execution requirements and uncleared swaps margin requirements applicable to other market participants, such as swap dealers, may affect the cost and availability of the swaps that we use for hedging.

Under the Dodd-Frank Act, the CFTC is also directed generally to prevent price manipulation and fraud in the following two markets: (i) physical commodities traded in interstate commerce, including physical energy and other commodities, and (ii) financial instruments, such as futures, options and swaps. The CFTC has adopted additional anti-market manipulation, anti-fraud and disruptive trading practices regulations that prohibit, among other things, fraud and price manipulation in the physical commodities, futures, options and swaps markets. Should we violate these laws and regulations, we could be subject to CFTC enforcement action, material penalties and sanctions.

We currently enter into forward contracts with third parties to buy power and sell natural gas in an attempt to mitigate our exposure to fluctuations in the price of natural gas with respect to those volumes. The CFTC has finalized an interpretation clarifying whether and when certain forwards with volumetric optionality are to be regulated as forwards or qualify as options on commodities and therefore swaps. The application of this interpretation to any particular situation may impact our ability to enter into certain forwards or may impose additional requirements with respect to certain transactions.

In addition to the Dodd-Frank Act, regulators within the European Union and other foreign regulators have adopted and implemented local reforms generally comparable with the reforms under the Dodd-Frank Act. Enforcement of these regulatory provisions may reduce our ability to hedge our market risks with non-U.S. counterparties or may make any transactions involving cross-border swaps more expensive and burdensome. Additionally, the lingering absence of regulatory equivalency across jurisdictions may increase compliance costs and make it more costly to satisfy regulatory obligations.

We may face opposition to the development, permitting, construction or operation of our pipelines and facilities from various groups.

We may face opposition to the development, permitting, construction or operation of our pipelines and facilities from environmental groups, landowners, local groups and other advocates. Such opposition could take many forms, including organized protests, attempts to block or sabotage our operations, intervention in regulatory or administrative proceedings involving our assets, or lawsuits or other actions designed to prevent, disrupt or delay the development or operation of our assets and business. For example, repairing our pipelines often involves securing consent from individual landowners to access their property; one or more landowners may resist our efforts to make needed repairs, which could lead to an interruption in the operation of the affected pipeline or other facility for a period of time that is significantly longer than would have otherwise been the case. In addition, acts of sabotage or eco-terrorism could cause significant damage or injury to people, property or the environment or lead to extended interruptions of our operations. Any such event that interrupts the revenues generated by our operations, or which causes us to make significant expenditures not covered by insurance, could have a material adverse effect on our business, financial condition and results of operations. Moreover, governmental authorities exercise considerable discretion in the timing and scope of permit issuance and the public may engage in the permitting process, including through intervention in the courts. Negative public perception could cause the permits we require to conduct our operations to be withheld, delayed or burdened by requirements that restrict our ability to profitably conduct our business.

For example, in an April 15, 2020 ruling, amended May 11, 2020, the U.S. District Court for the District of Montana issued an order invalidating the U.S. Army Corps of Engineers (“Corps”) 2017 reissuance of Nationwide Permit 12 (“NWP 12”), the general permit governing discharges of dredged or fill material associated with pipeline and other utility line construction projects, to the extent it was used to authorize construction of new oil and gas pipelines. Environmental groups had alleged that the Corps failed to consult with federal wildlife agencies as required by the ESA. However, in January 2021, the EPA and Corps reissued NWP 12 as a general permit specific to oil and gas pipelines, moving other utility line activities into separate general permits. The U.S. Court of Appeals for the Ninth Circuit subsequently held that the Corps’ January 2021 reissuance rendered the prior challenge moot. In May 2021, environmental groups once again filed suit in the U.S. District Court for the District of Montana, seeking vacatur of the reissued NWP 12. Environmental groups allege that the reissuance of NWP 12 violated the ESA, National Environmental Policy Act, and Clean Water Act, among other things. In September 2022, the U.S. District Court for Montana dismissed the ESA consultation challenges as moot and dismissed the remainder of the lawsuit without prejudice. The Corps has announced that it will be reviewing all the nationwide permits for consistency with Administration policies, which could result in additional limitations on the use of nationwide permits. Limitations on the use of NWP 12 may make it more difficult to permit our projects, require consideration of alternative construction or siting, which may impose additional costs and delays, and could cause us to lose potential and current customers and limit our growth and revenue.

In addition, on July 6, 2020, the U.S. District Court for the District of Columbia issued an order vacating a Corps Mineral Leasing Act easement for the Dakota Access Pipeline in a lawsuit filed by the Standing Rock Sioux Tribe and other Native American tribes. The court’s decision requires the pipeline to shut down operations by August 5, 2020 but was stayed by the U.S. Court of Appeals for the District of Columbia Circuit. On January 26, 2021, the U.S. Court of Appeals for the District of Columbia Circuit issued a decision affirming the district court’s holding that the easement should be vacated but reversing the requirement to shut down the pipeline. The Court of Appeals left it to the Corps to determine how to proceed after the loss of the easement, and while the Corps declined to shut down the pipeline, it did not formally approve the pipeline’s ongoing operation without an easement. Dakota Access filed for rehearing en banc on April 12, 2021, which the Court of Appeals denied. On September 20, 2021, Dakota Access filed a petition with the U.S. Supreme Court to hear the case. Oppositions were filed by the Solicitor General and plaintiffs, and Dakota Access has filed its reply.

The Dakota Access Pipeline continues to operate pending the Corps’ ongoing development of a court-ordered environmental impact statement for the project. On June 22, 2021, the District Court terminated the consolidated lawsuits and dismissed all remaining outstanding counts without prejudice. On January 20, 2022, the Standing Rock Sioux Tribe withdrew as a cooperating agency on the draft Environmental Impact Statement (“EIS”), prompting the Corps to temporarily pause on the draft EIS. The Corps published the draft EIS on September 8, 2023 and tribal and public meetings were held in November and December of 2023. If the Dakota Access Pipeline is forced to shut down, this could have a material adverse effect on our business, financial condition and results of operations associated with the Polar and Divide system, which interconnects with the Dakota Access Pipeline.

Recently, activists concerned about the potential effects of climate change have directed their attention towards sources of funding for fossil-fuel energy companies, which has resulted in an increasing number of financial institutions, funds, individual investors and other sources of capital restricting or eliminating their investment in fossil fuel-related activities. In addition, financial institutions have begun to screen companies such as ours for sustainability performance, including practices related to GHGs and climate change, before providing loans or investing in our equity securities. There is also a risk that financial institutions may adopt policies that have the effect of reducing the funding provided to the fossil fuel sector, such as the adoption of net zero financed emissions targets. Such policies may be hastened by actions under the Biden Administration, including the implementation by the Federal Reserve of any recommendations made by the Network for Greening the Financial System, a consortium of financial regulators focused on addressing climate-related risks in the financial sector. Ultimately, this could make it more difficult to secure funding for exploration and production activities or energy infrastructure related projects or adversely impact our cost of capital, and consequently could both indirectly affect demand for our services and directly affect our ability to fund construction or other capital projects. Any efforts to improve our sustainability practices in response to these pressures may increase our costs, and we may be forced to implement technologies that are not economically viable in order to improve our sustainability performance and to meet the specific requirements to maintain access to capital or perform services for certain customers.

Our business is subject to complex and evolving U.S. and international laws and regulations regarding privacy and data protection (“data protection laws”). Many of these data protection laws are subject to change and uncertain interpretation, and could result in claims, increased cost of operations or otherwise harm our business.

Along with our own data and information that we collect and retain in the normal course of our business, we and our business partners collect and retain significant volumes of certain types of data, some of which are subject to data protection laws. The collection, use, and transfer of this data, both domestically and internationally, is becoming increasingly complex. The regulatory environment surrounding the collection, use, transfer and protection of such data is constantly evolving and can be subject to significant change. New data protection laws at the federal, state, international, national, provincial and local levels, including recent Colorado, Connecticut, Virginia and Utah legislation, the European Union General Data Protection Regulation (“GDPR”) and the California Consumer Privacy Act, as amended by the California Privacy Rights Act (“CCPA”), pose increasingly complex compliance challenges and potentially elevate our costs.

Complying with these jurisdictional requirements could increase the costs and complexity of compliance, and violations of applicable data protection laws can result in significant penalties. For example, the GDPR applies to activities regarding personal data that may be conducted by us, directly or indirectly through business partners. Failure to comply could result in significant penalties of up to a maximum of 4% of our global turnover that may materially adversely affect our business, reputation, results of operations, and cash flows. Similarly, the CCPA, which came into effect on January 1, 2020, imposes specific obligations on businesses that collect personal data from California residents and provides California residents specific rights in relation to their personal data that we or our business partners collect and use. As interpretation and enforcement of the CCPA evolves, it creates a range of new compliance obligations, which could cause us to change our business practices, and carries the possibility for significant financial penalties for noncompliance that may materially adversely affect our business, reputation, results of operations, and cash flows.

As noted above, we are also subject to the possibility of information security breaches, which themselves may result in a violation of these data protection laws. Additionally, if we acquire a company that has violated or is not in compliance with applicable data protection laws, we may incur significant liabilities and penalties as a result.

Risks Related to Terrorism and Cyberterrorism

Terrorist attacks and threats, escalation of military activity in response to these attacks, or acts of war could have a material adverse effect on our business, financial condition or results of operations.

Terrorist attacks and threats, escalation of military activity, or acts of war may have significant effects on general economic conditions, fluctuations in consumer confidence and spending and market liquidity, each of which could materially and adversely affect our business. Future terrorist attacks, rumors or threats of war, actual conflicts involving the United States or its allies, or military or trade disruptions may significantly affect our operations and those of our customers. Strategic targets, such as energy-related assets, may be at greater risk of future attacks than other targets in the United States. Disruption or significant increases in energy prices could result in government-imposed price controls. It is possible that any of these occurrences, or a combination of them, could have a material adverse effect on our business, financial condition and results of operations. Our insurance may not protect us against such occurrences.

Our operations depend on the use of information technology (“IT”) and operational technology (“OT”) systems that could be the target of a cyberattack.

The oil and gas industry has become increasingly dependent on digital technologies to conduct day-to-day operations, including certain midstream activities. For example, software programs are used to manage gathering and transportation systems and for compliance reporting. The use of remote communication devices has increased rapidly. Industrial control systems now control large scale processes that can include multiple sites and long distances, such as oil and gas pipelines.

Our operations depend on the use of sophisticated IT and OT systems. These systems, as well as those of our customers, business partners and counterparties, may become the target of cyber-attacks or information security breaches. Additionally, increased remote access to information systems by employees and contractors can increase exposure to potential cybersecurity incidents.

Any such cyber-attacks or information security breaches could have a material adverse effect on our revenues and increase our operating and capital costs and could reduce the amount of cash otherwise available for distribution. A cyber-incident involving our IT or OT systems, or that of our customers, business partners or counterparties, could disrupt our business plans and negatively impact our operations in the following ways, among others:

●	a cyber-attack on a vendor or service provider could result in supply chain disruptions, which could delay or halt development of additional infrastructure, effectively delaying the start of cash flows from the project;

●	a cyber-attack on downstream pipelines could prevent us from delivering product at the tailgate of our facilities, resulting in a loss of revenues;

●	a cyber-attack on a communications network or power grid could cause operational disruption, resulting in loss of revenues;

●	a deliberate corruption of our financial or operational data could result in events of non-compliance, which could lead to regulatory fines or penalties; and

●	business interruptions could result in expensive remediation efforts, distraction of management, damage to our reputation or a negative impact on the price of our Common Stock or Series A Preferred Stock.

Cyber-incidents and related business interruptions could result in expensive remediation efforts, distraction of management, damage to our reputation or a negative impact on the price of our Common Stock or Series A Preferred Stock. In addition, certain cyberattacks and related incidents, such as reconnaissance or surveillance by threat actors, may remain undetected for an extended period notwithstanding our monitoring and detection efforts. As a result, we may be required to incur additional costs to modify or enhance our IT or OT systems to prevent or remediate any such attacks. Finally, laws and regulations governing cybersecurity pose increasingly complex compliance challenges, and failure to comply with these laws could result in penalties and legal liability.

Risks Related to the Common Stock and Series A Preferred Stock

The price of the Common Stock or Series A Preferred Stock may experience volatility.

Following the consummation of the Corporate Reorganization, the price of the Common Stock or the Series A Preferred Stock may be volatile. In addition to the risk factors described above, some of the factors that could affect the price of the Common Stock are quarterly increases or decreases in revenue or earnings, changes in revenue or earnings estimates by the investment community, sales of the Common Stock by significant stockholders, a turnover of the investor base as a result of the Corporate Reorganization, short-selling of the Common Stock or Series A Preferred Stock by investors, issuance of a significant number of shares for equity-based compensation or to raise additional capital to fund New Summit’s operations, changes in market valuations of similar companies and speculation in the press or investment community about New Summit’s financial condition or results of operations, as well as any doubt about its ability to continue as a going concern. General market conditions and U.S. or international economic factors and political events unrelated to the performance of New Summit may also affect its stock price. For these reasons, investors should not rely on recent trends in the price of the Common Units or Series A Preferred Units to predict the future price of the Common Stock or Series A Preferred Stock or New Summit’s future financial results.

The Proposed Governing Documents that will be in effect upon consummation of the Corporate Reorganization contain provisions that may make it more difficult for a third party to acquire control of it, even if a change in control would result in the purchase of your shares of Common Stock or Series A Preferred Stock at a premium to the market price or would otherwise be beneficial to you.

There are provisions in the amended and restated certificate of incorporation of New Summit (the “New Summit Charter”), the amended and restated bylaws of New Summit (the “New Summit Bylaws”) and the Certificate of Designation of Series A Floating Rate Cumulative Redeemable Perpetual Preferred Stock of New Summit (the “Series A Certificate of Designation” and, together with the New Summit Charter and the New Summit Bylaws, the “Proposed Governing Documents”) that will be in effect upon consummation of the Corporate Reorganization that may make it more difficult for a third party to acquire control of New Summit, even if a change in control would result in the purchase of your shares of Common Stock or Series A Preferred Stock at a premium to the market price or would otherwise be beneficial to you. For example, the New Summit Charter authorizes the board of directors of New Summit (the “New Summit Board”) to issue preferred stock, $0.01 par value per share (“Preferred Stock”), and common stock, $0.01 par value per share (“Blank Check Common Stock”), without stockholder approval. If the New Summit Board elects to issue Preferred Stock or Blank Check Common Stock, it could be more difficult for a third party to acquire New Summit.

In addition, provisions of the Proposed Governing Documents that will be in effect upon consummation of the Corporate Reorganization, including a classified board of directors and limitations on stockholder actions by written consent and on stockholder proposals and director nominations at meetings of stockholders, could make it more difficult for a third party to acquire control of New Summit. Certain provisions of the DGCL may also discourage takeover attempts that have not been approved by the New Summit Board.

New Summit does not expect to pay dividends on its Common Stock for the foreseeable future.

New Summit does not expect to pay dividends for the foreseeable future. In addition, the ABL Facility may limit New Summit’s subsidiaries subject thereto from distributing cash to New Summit, without the prior consent of the lenders under the ABL Facility, thereby limiting New Summit’s ability to pay dividends to equity holders, other than dividends payable solely in additional equity interests in New Summit. Further, upon the consummation of the Corporate Reorganization, the Series A Preferred Units will be converted into the right to receive shares of Series A Preferred Stock, and any rights to accumulated and unpaid distributions on such Series A Preferred Units will be discharged and the liquidation preference of such Series A Preferred Stock will be initially equal to $1,000 and the Series A Certificate of Designation will deem all accumulated and unpaid distributions on the Series A Preferred Units to be Series A Unpaid Cash Dividends (as defined in the Series A Certificate of Designation) per share of Series A Preferred Stock. Accordingly, neither New Summit nor the Partnership will make any distributions at the effective time of the Merger on account of any accrued but unpaid distributions on the Series A Preferred Units that have accrued through the date of the Corporate Reorganization.

The value of the shares you receive in connection with the Corporate Reorganization may be diluted by future equity issuances, and shares eligible for future sale may have adverse effects on New Summit’s share price.

We cannot predict the effect of future sales of shares or the availability of shares for future sales, on the market price of or the liquidity of the market for the shares. Sales of substantial amounts of shares, or the perception that such sales could occur, could adversely affect the prevailing market price of the shares. Such sales, or the possibility of such sales, could also make it difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

New Summit’s authorized capital stock will consist of 42,000,000 shares of Common Stock, 500,000 shares of Preferred Stock and 30,000,000 shares of Blank Check Common Stock, a significant portion of which will be unissued immediately following the Corporate Reorganization. New Summit may need to raise a significant amount of capital to fund its operations and pay down outstanding indebtedness, including borrowings on the ABL Facility and the Permian Transmission Credit Facilities and the Senior Notes, and may raise such capital through the issuance of newly issued Common Stock, Preferred Stock or Blank Check Common Stock. Such issuance and sale of equity could be dilutive to the interests of existing stockholders.